Exhibit 99.3

Responsibility for the Annual Report

Alcan's management is responsible for the preparation, integrity and fair presentation of the financial statements and other information in the Annual Report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include, where appropriate, estimates based on the best judgment of management. A reconciliation with Canadian generally accepted accounting principles is also presented. Financial and operating data elsewhere in the Annual Report are consistent with that contained in the accompanying financial statements.

Alcan's policy is to maintain systems of internal accounting, administrative and disclosure controls of high quality consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is accurate and reliable and that Company assets are adequately accounted for and safeguarded. The Board of Directors oversees the Company's systems of internal accounting, administrative and disclosure controls through its Audit Committee, which is comprised of directors who are not employees. The Audit Committee meets regularly with representatives of the shareholders' independent auditors and management, including internal audit staff, to satisfy themselves that Alcan's policy is being followed. In addition, a Disclosure Committee of management has been established to manage disclosure of corporate information and oversee the functioning of the Company's disclosure controls and procedures.

The Audit Committee has recommended the appointment of PricewaterhouseCoopers LLP as the independent auditors, subject to approval by the shareholders.

The financial statements have been reviewed by the Audit Committee and, together with the other required information in this Annual Report, approved by the Board of Directors. In addition, the financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided on page 2.

((Signature))

Travis Engen, President and Chief Executive Officer

((Signature))

Michael Hanley, Executive Vice-President and Chief Financial Officer

March 8, 2006

Management's Report on Internal Control over Financial Reporting

Management of Alcan is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 15a-15(d) under the Securities Exchange Act of 1934). Alcan's internal control over financial reporting is a process designed under the supervision of Alcan's Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company's financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

As of December 31, 2005, management conducted an assessment of the effectiveness of the Company's internal control over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management concluded that the Company's internal control over financial reporting as of December 31, 2005 was effective.

Management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing on page 2.

OECD Guidelines

The Organization for Economic Cooperation and Development (OECD), which consists of 30 industrialized countries including Canada, has established guidelines setting out an acceptable framework of reciprocal rights and responsibilities between multinational enterprises and host governments. Alcan supports and complies with the OECD guidelines and has a Worldwide Code of Employee and Business Conduct, which is consistent with them.

 Independent Auditors' Report

To the Shareholders of Alcan Inc.

We have audited the accompanying consolidated balance sheets of Alcan Inc. (the Company) as at December 31, 2005, 2004 and 2003 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005. We have also audited the effectiveness of the Company's internal control over financial reporting as at December 31, 2005, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and management's assessment thereof, included in the accompanying Management's Report on Internal Control over Financial Reporting.  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on Alcan's 2005, 2004, and 2003 consolidated financial statements, an opinion on management's assessment as at December 31, 2005 and an opinion on the effectiveness of the Company's internal control over financial reporting as at December 31, 2005 based on our audits.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

We conducted our audits of the Company's financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We conducted our audit of the effectiveness of the Company's internal control over financial reporting and management's assessment thereof in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2005 in accordance with accounting principles generally accepted in the United States of America. Also, in our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO.  Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the COSO.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

((Signature))

....................................................

PricewaterhouseCoopers LLP

Chartered Accountants

Montreal, Quebec

March 8, 2006

Independent Auditors' Report (cont'd)

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company's financial statements, such as the changes described in Note 4 to the financial statements. Our report to the shareholders dated March 8, 2006, is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

((Signature))

PricewaterhouseCoopers LLP

Chartered Accountants

Montreal, Quebec

March 8, 2006

Alcan Inc.

CONSOLIDATED STATEMENT OF INCOME

Year ended December 31

(in millions of US$, except per share amounts)

	2005	2004	2003
Sales and operating revenues	20,320	24,948	13,850

Costs and expenses
Cost of sales and operating expenses, excluding depreciation and
amortization noted below	16,135	20,270	11,171
Depreciation and amortization (NOTE 9)	1,080	1,337	862
Selling, administrative and general expenses	1,402	1,615	758
Research and development expenses	227	239	190
Interest	350	346	212
Restructuring charges - net (NOTE 10)	685	87	26
Goodwill impairment (NOTE 9)	122	154	28
Other expenses (income) - net (NOTE 16)	(4)	321	105
	19,997	24,369	13,352
Income from continuing operations before income taxes and
other items	323	579	498
Income taxes (NOTE 11)	257	375	258
Income from continuing operations before other items	66	204	240
Equity income (NOTE 12)	88	54	38
Minority interests	1	(15)	(16)
Income from continuing operations	155	243	262
Income (Loss) from discontinued operations (NOTE 5)	(26)	15	(159)
Income before cumulative effect of accounting change	129	258	103
Cumulative effect of accounting change, net of income
taxes of nil (nil in 2004 and $17 in 2003) (NOTE 4)	-	-	(39)
Net income	129	258	64
Dividends on preference shares	7	6	7
Net income attributable to common shareholders	122	252	57
Earnings (Loss) per share (NOTE 6)
Basic and Diluted
Income from continuing operations	0.40	0.64	0.79
Income (Loss) from discontinued operations	(0.07)	0.05	(0.49)
Cumulative effect of accounting change	-	-	(0.12)
Net income per common share - basic and diluted	0.33	0.69	0.18
Dividends per common share	0.60	0.60	0.60

 The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED BALANCE SHEET

As at December 31

(in millions of US$, except where indicated)

	2005	2004	2003
ASSETS
Current assets
Cash and time deposits	181	184	686
Trade receivables (net of allowances of $56 in 2005, $99 in 2004, and
$92 in 2003) (NOTES 14 AND 15)	2,308	3,247	2,948
Other receivables	946	936	686
Deferred income taxes (NOTE 11)	150	214	49
Inventories (NOTE 17)	2,734	4,040	3,682
Current assets held for sale (NOTE 5)	119	791	1,063
Total current assets	6,438	9,412	9,114
Deferred charges and other assets (NOTE 18)	1,052	1,130	755
Investments (NOTE 19)	1,511	1,747	808
Deferred income taxes (NOTE 11)	863	870	892
Property, plant and equipment (NOTE 20)
Cost (excluding construction work in progress)	16,990	21,595	21,727
Construction work in progress	1,604	1,177	972
Accumulated depreciation	(7,561)	(9,478)	(8,539)
	11,033	13,294	14,160
Intangible assets, net of accumulated amortization of $233 in 2005, $172
in 2004, and $86 in 2003 (NOTE 9)	1,013	1,230	1,160
Goodwill (NOTE 9)	4,713	5,496	4,686
Long-term assets held for sale (NOTE 5)	15	162	373
Total assets	26,638	33,341	31,948

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED BALANCE SHEET (cont'd)

As at December 31

(in millions of US$, except where indicated)

	2005	2004	2003
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Payables and accrued liabilities	4,608	5,843	4,858
Short-term borrowings	348	2,486	1,764
Debt maturing within one year (NOTE 24)	802	569	341
Deferred income taxes (NOTE 11)	25	23	81
Current liabilities of operations held for sale (NOTE 5)	62	335	547
Total current liabilities	5,845	9,256	7,591
Debt not maturing within one year (NOTES 24 AND 31)	5,265	6,345	7,437
Deferred credits and other liabilities (NOTE 23)	1,608	1,521	1,391
Post-retirement benefits (NOTE 33)	3,037	3,465	2,920
Deferred income taxes (NOTE 11)	1,172	1,543	1,696
Long-term liabilities of operations held for sale (NOTE 5)	-	249	233
Minority interests	67	236	403

Shareholders' equity
Redeemable non-retractable preference shares, issuable in series; unlimited number of shares authorized (NOTE 25):
Series C: stated value $106, number of shares authorized 5,700,000;
outstanding 5,699,900 in 2005; 5,700,000 in 2004 and 2003	106	106	106
Series E: stated value $54, number of shares authorized 3,000,000;
outstanding 2,999,000 in 2005; 3,000,000 in 2004 and 2003	54	54	54
Common shareholders' equity
Common shares, unlimited number of shares authorized,
outstanding (in thousands) 371,921 in 2005; 369,930 in 2004;
365,181 in 2003 (NOTE 26)	6,181	6,670	6,461
Additional paid-in capital (NOTES 8 AND 27)	683	112	128
Retained earnings (NOTE 28)	3,048	3,362	3,331
Common shares held by a subsidiary (NOTE 26)	(31)	(35)	(56)
Accumulated other comprehensive income (loss)	(397)	457	253
	9,484	10,566	10,117
	9,644	10,726	10,277
Commitments and contingencies (NOTE 29)
Total liabilities and shareholders' equity	26,638	33,341	31,948

The accompanying notes are an integral part of the financial statements.

Approved by the Board:

((Signature))

Travis Engen, Director

((Signature))

L. Denis Desautels, Director

Alcan Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31

(in millions of US$)

	2005	2004	2003
OPERATING ACTIVITIES
Net income	129	258	64
Loss (Income) from discontinued operations	26	(15)	159
Income from continuing operations	155	243	223
Adjustments to determine cash from operating activities:
Cumulative effect of accounting change	-	-	39
Depreciation and amortization	1,080	1,337	862
Deferred income taxes	123	45	(2)
Equity income, net of dividends	(33)	(16)	(11)
Asset impairment charges	428	100	36
Goodwill impairment	122	154	28
Stock option compensation	19	11	13
Write-off of acquired in-process research and development	-	-	50
Gain on disposals of businesses and investments - net	(32)	(47)	(44)
Change in operating working capital
Change in receivables	(331)	(437)	339
Change in inventories	(6)	24	69
Change in payables and accrued liabilities	42	234	61
Change in deferred charges, other assets, deferred credits
and other liabilities, and post-retirement benefits - net	81	36	101
Other - net	(20)	75	37
Cash from operating activities in continuing operations	1,628	1,759	1,801
Cash from operating activities in discontinued operations	27	113	11
Cash from operating activities	1,655	1,872	1,812
FINANCING ACTIVITIES
Proceeds from issuance of new debt - net of issuance costs	1,272	1,768	3,638
Debt repayments	(1,695)	(1,615)	(593)
Short-term borrowings - net	(2,056)	(540)	577
Common shares issued*	67	100	42
Dividends
- Alcan shareholders (including preference)	(229)	(227)	(200)
- Minority interests	(2)	(13)	(11)
Other	(4)	(11)	-
Cash from (used for) financing activities in continuing operations	(2,647)	(538)	3,453
Cash used for financing activities in discontinued operations	(55)	(38)	(29)
Cash from (used for) financing activities	(2,702)	(576)	3,424

*Excludes the non-cash impact of common shares issued in exchange for Pechiney securities.  See note 8 - Acquisition of Pechiney.

 The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd)

Year ended December 31

(in millions of US$)

	2005	2004	2003
INVESTMENT ACTIVITIES
Purchase of property, plant and equipment	(1,835)	(1,289)	(838)
Business acquisitions and purchase of investments, net of cash and time
deposits acquired (NOTES 8 AND 21)	(112)	(466)	(3,819)
Net proceeds from disposal of businesses, investments and other assets	266	35	63
Settlement of amounts due from Novelis (NOTE 7)	2,535	-	-
Other	-	(8)	-
Cash from (used for) investment activities in continuing operations	854	(1,728)	(4,594)
Cash from (used for) investment activities in discontinued operations	60	(22)	17
Cash from (used for) investment activities	914	(1,750)	(4,577)
Effect of exchange rate changes on cash and time deposits	(26)	16	21
Increase (Decrease) in cash and time deposits	(159)	(438)	680
Cash and time deposits ─ beginning of year	340	778	98
Cash and time deposits ─ end of year in continuing operations	181	184	686
Cash and time deposits ─ end of year in current assets held for sale (NOTE 5)	-	156	92
Cash and time deposits ─ end of year	181	340	778

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

Year ended December 31

(in millions of US$)

	Comprehensive Income	Preference Shares - Series C and E	Common Shares	Additional Paid-In Capital	Retained Earnings	Common Shares Held by a Subsidiary	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at end of 2002		160	4,731	42	3,467	-	(108)	8,292
Net income - 2003	64				64			64
Other comprehensive income:
Net change in deferred translation
adjustments	404
Net change in excess of market value
over book value of "available-for-
sale" securities	8
Reclassification to net income	(8)
Net change in minimum pension liability
- net of taxes of $8	(31)
Net change in unreleased gains and
losses on derivatives - net of taxes
of $5:
Net change from periodic
revaluations	(12)						361	361
Comprehensive income	425
Dividends:
Preference					(7)			(7)
Common					(193)			(193)
Stock option expense				13				13
Exercise of stock options			7	(7)				-
Cost of Pechiney options				80				80
Common shares held by a subsidiary						(56)		(56)
Common shares issued for cash:
Executive share option plan			22					22
Dividend reinvestment and share
purchase plans			20					20
Common shares issued in exchange
for tendered Pechiney securities			1,681					1,681
Balance at end of 2003		160	6,461	128	3,331	(56)	253 a	10,277

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (cont'd)

Year ended December 31

(in millions of US$)

	Comprehensive Income	Preference Shares - Series C and E	Common Shares	Additional Paid-In Capital	Retained Earnings	Common Shares Held by a Subsidiary	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Net income - 2004	258				258			258
Other comprehensive income:
Net change in deferred translation
adjustments	454
Net change in excess of market value
over book value of "available-for-
sale" securities	2
Reclassification to net income	-
Net change in minimum pension liability
- net of taxes of $82	(200)
Net change in unreleased gains and
losses on derivatives - net of taxes
of $24:
Net change from periodic
revaluations	(65)
Net amount reclassified to income	13						204	204
Comprehensive income	462
Dividends:
Preference					(6)			(6)
Common					(221)			(221)
Stock option expense				11				11
Exercise of stock options			27	(27)				-
Common shares held by a subsidiary						21		21
Common shares issued for cash:
Executive share option plan			60					60
Dividend reinvestment and share
purchase plans			28					28
Liquidity Agreement			12					12
Common shares issued in exchange
for tendered Pechiney securities			82					82
Balance at end of 2004		160	6,670	112	3,362	(35)	457 b	10,726

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (cont'd)

Year ended December 31

(in millions of US$)

	Comprehensive Income	Preference Shares - Series C and E	Common Shares	Additional Paid-In Capital	Retained Earnings	Common Shares Held by a Subsidiary	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Spin-off of Novelis (NOTE 7)			(576)	572	(214)	4	(71)	(285)
Net income - 2005	129				129			129
Other comprehensive income:
Net change in deferred translation
adjustments	(695)
Net change in excess of market value
over book value of "available-for-
sale" securities	(4)
Reclassification to net income	-
Net change in minimum pension liability
- net of taxes of $21	67
Net change in unreleased gains and
losses on derivatives - net of taxes
of $78:
Net change from periodic
revaluations	(196)
Net amount reclassified to income	45
Comprehensive income	(654)						(783)	(783)
Dividends:
Preference					(7)			(7)
Common					(222)			(222)
Stock option expense				19				19
Exercise of stock options			20	(20)				-
Common shares issued for cash:
Executive share option plan			46					46
Dividend reinvestment and share
purchase plans			17					17
Liquidity Agreement			4					4
Balance at end of 2005		160	6,181	683	3,048	(31)	(397) c	9,644

a.    Comprised of deferred translation adjustments of $609, unrealized gain on "available-for-sale" securities of $6, minimum pension liability of ($350) and unreleased loss on derivatives of ($12).

b.     Comprised of deferred translation adjustments of $1,063, unrealized gain on "available-for-sale" securities of $8, minimum pension liability of ($550) and unreleased loss on derivatives of ($64).

c.     Comprised of deferred translation adjustments of $264, unrealized gain on "available-for-sale" securities of $4, minimum pension liability of ($450) and unreleased loss on derivatives of ($215).

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

1.         NATURE OF OPERATIONS

Alcan is engaged, together with its subsidiaries, joint ventures and related companies, in a variety of aspects of the aluminum and packaging businesses on an international scale. Its operations include the mining and processing of bauxite, the basic aluminum ore; the refining of bauxite into smelter-grade and specialty alumina; the generation of electric power for use in smelting aluminum; the smelting of aluminum from alumina; the fabrication of aluminum, aluminum alloys and non-aluminum materials into semi-fabricated and finished products; the producing and converting of specialty packaging and packaging products for many industries including the food, pharmaceutical, cosmetic and health sectors; the distribution and marketing of aluminum, non-aluminum and packaging products; and, in connection with its aluminum operations, the licensing of alumina and aluminum production technology and related equipment.

As at December 31, 2005, Alcan, together with its subsidiaries, joint ventures and related companies, had bauxite holdings in five countries, produced alumina in five countries, smelted primary aluminum in 11 countries, had engineered products plants in 11 countries, had packaging facilities in 30 countries and had sales outlets and maintained warehouse inventories in the larger markets of the world. Alcan also operated a global transportation network that included the operation of bulk cargo vessels, port facilities and freight trains.

Pechiney - Basis of Presentation

As described in note 8 - Acquisition of Pechiney, Alcan acquired Pechiney on December 15, 2003. Pechiney refers to Pechiney, a French société anonyme, and, where applicable, its consolidated subsidiaries. The balance sheet of Pechiney is included in the consolidated financial statements commencing on December 31, 2003, and the statements of income and cash flows of Pechiney have been included in the consolidated financial statements beginning January 1, 2004.

Spin-off of Rolled Products Businesses - Basis of Presentation

On January 6, 2005, Alcan completed the spin-off of Novelis Inc. (Novelis), as described in note 7 - Spin-off of Rolled Products Businesses.  Prior to the spin-off, these businesses were owned by Alcan.  Alcan's consolidated financial statements as at and for the years ended December 31, 2004 and 2003 include the assets, liabilities, results of operations and cash flows of businesses transferred to Novelis.  The results of operations and cash flows of the businesses transferred to Novelis have been included in continuing operations during 2003 and 2004.  Alcan's consolidated financial statements as at and for the year ended December 31, 2005 exclude the assets, liabilities, results of operations and cash flows of businesses transferred to Novelis.   Management concluded that all income earned and cash flows generated by Novelis entities from January 1 to 5, 2005, were insignificant, except as described in note 7 - Spin-off of Rolled Products Businesses.  See note 7 - Spin-off of Rolled Products Businesses for Alcan's unaudited pro forma condensed consolidated financial information, giving effect to the spin-off of Novelis.

2.         CHANGE IN REPORTING GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Prior to 2004, Alcan had historically prepared and filed its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP.  On January 1, 2004, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements. Historical consolidated financial statements were restated in accordance with the guidance provided under U.S. GAAP. Note 36 - Differences between United States and Canadian Generally Accepted Accounting Principles (GAAP) provides an explanation and reconciliation of differences between U.S. and Canadian GAAP.  Alcan will cease to prepare a reconciliation to Canadian GAAP subsequent to 2005, as permitted by the Canadian Securities Administrators (CSA).

The Company adopted U.S. GAAP to enhance its communication with its shareholders, improve comparability of financial information with its competitors and peer group, and promote a common financial language within Alcan.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

3.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions.  These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements.  They may also affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Business Combinations

All business combinations are accounted for using the purchase method.  Under the purchase method, assets and liabilities of the acquired entity are recorded at fair value.  The excess of the purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill.

Principles of Consolidation

The consolidated financial statements include the accounts of subsidiaries that are controlled by Alcan, all of which are majority owned, and the accounts of variable interest entities for which Alcan is the primary beneficiary.  Investments in entities over which Alcan has significant influence are accounted for using the equity method.  Under the equity method, Alcan's investment is increased or decreased by Alcan's share of the undistributed net income or loss and deferred translation adjustments since acquisition.  Investments in joint ventures over which Alcan has an undivided interest in the assets and liabilities are consolidated to the extent of Alcan's ownership or participation in the assets and liabilities.  All other investments in joint ventures are accounted for using the equity method.  Investments for which there is an active market available are accounted for as available-for-sale.  Other investments are accounted for using the cost method.  Under the cost method, dividends received are recorded as income.

Intercompany balances and transactions, including profits in inventories, are eliminated in the consolidated financial statements.

Foreign Currency

The assets and liabilities of foreign operations, whose functional currency is other than the U.S. dollar (located principally in Europe and Asia), are translated into U.S. dollars at the year-end exchange rates.  Revenues and expenses are translated at average exchange rates for the year.  Differences arising from exchange rate changes are included in the Deferred translation adjustments (DTA) component of Accumulated other comprehensive income. If there is a reduction in the Company's ownership in a foreign operation, the relevant portion of DTA is recognized in Other expenses (income) - net. All other operations, including most of those in Canada, have the U.S. dollar as the functional currency.  For these operations, monetary items denominated in currencies other than the U.S. dollar are translated at year-end exchange rates and translation gains and losses are included in income.  Non-monetary items are translated at historical rates.

The Company has entered into foreign currency contracts and options to hedge certain future, identifiable foreign currency revenue and operating cost exposures.  All such contracts are reported at fair value on the consolidated balance sheet.  For contracts qualifying and designated as cash flow hedges, the effective portion of the changes in fair value is recorded in Other comprehensive income and reclassified to Sales and operating revenues, Cost of sales and operating expenses, or Depreciation and amortization, as applicable, concurrently with the recognition of the item being hedged or in the period that the derivatives no longer qualify as cash flow hedges.  The portion of the change in the contract's fair value that is not effective at offsetting the hedged exposure is recorded in Other expenses (income) - net.  For contracts qualifying as fair value hedges, changes in fair value are recorded in the statement of income together with the changes in the fair value of the hedged item.  For contracts not qualifying for hedge accounting, changes in fair value are recorded in Other expenses (income) - net.

Foreign currency forward contracts and swaps are also used to hedge certain foreign currency denominated debt and intercompany foreign currency denominated loans.  Changes in the fair value of these contracts are recorded in Other expenses (income) - net concurrently with the changes in the fair value of the foreign currency denominated debt and intercompany foreign currency denominated loans being hedged.

The Company had entered into forward exchange contracts to hedge its ownership interest in certain subsidiaries denominated in foreign currencies.  All such contracts are reported at fair value on the consolidated balance sheet.  Changes in fair value were reported in the DTA component of Accumulated other comprehensive income concurrently with translation exchange gains and losses related to the equity being hedged.  If there is a reduction in the Company's ownership in a foreign operation, the relevant portion of DTA is recognized in Other expenses (income) - net.  In December 2005, the Company discontinued this hedging relationship.  See note 31 - Financial Instruments and Commodity Contracts.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

3.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Revenue Recognition

Revenue from product sales, net of trade discounts and allowances, is recognized once delivery has occurred provided that persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer.  Revenue from services is recognized as services are rendered and accepted by the customer.

For technology sales contracts involving multiple deliverables, where the deliverables are governed by more than one authoritative accounting standard, the Company applies the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and evaluates each deliverable to determine whether it represents a separate unit of accounting. Technology sales contracts generally have four deliverables: technology license, engineering documentation packages, supervision services and training services.  Revenues from the technology license and the engineering documentation packages, which are considered one unit of accounting, are recognized in full once the final engineering documentation package is delivered, provided there are no substantive remaining performance obligations.  Revenues from the supervision services and training services, which are each considered a separate unit of accounting, are recognized on an as-performed basis using the proportional performance method.

The Company reports trading revenues and costs for aluminum contracts on a net basis in Sales and operating revenues rather than on a gross basis.  This applies only to those third-party metal sales contracts sourced from third parties.  This accounting treatment reduced Sales and operating revenues by $1,740 (2004: $1,193), Cost of sales and operating expenses by $1,749 (2004: $1,182), and increased Other expenses (income) ─ net by $9 (2004: reduced by $11), for the year ended December 31, 2005.

Shipping and Handling Costs

Amounts charged to customers related to shipping and handling are included in Sales and operating revenues, and related shipping and handling costs are recorded in Cost of sales and operating expenses.

Commodity Contracts and Options

Generally, all of the forward metal contracts and options that the Company has entered into serve to hedge certain future identifiable aluminum price exposures.  For these contracts, the fair values of the derivatives are recorded on the consolidated balance sheet.  For contracts qualifying and designated as cash flow hedges, the effective portions of the changes in fair value are recorded in Other comprehensive income and are reclassified, together with related hedging costs, to Sales and operating revenues or Cost of sales and operating expenses, concurrently with the recognition of the underlying item being hedged or in the period that the derivatives no longer qualify as cash flow hedges.  The portion of the change in the contract's fair value that is not effective at offsetting the hedged exposure is recorded in Other expenses (income) - net.  For contracts not qualifying as hedges, changes in fair value are recorded in Other expenses (income) - net.

All oil, natural gas and electricity futures contracts, swaps and options that the Company has entered into serve to hedge certain future identifiable energy price exposures.  For these contracts, the fair values of the derivatives are recorded on the consolidated balance sheet.  For contracts qualifying and designated as cash flow hedges, the effective portions of the changes in the fair value are recorded in Other comprehensive income and are reclassified to the statement of income concurrently with the recognition of the underlying item being hedged or in the period that the derivatives no longer qualify as cash flow hedges.  The portion of the change in the contract's fair value that is not effective at offsetting the hedged exposure is recorded in Other expenses (income) - net.  For contracts not qualifying for hedge accounting, changes in fair value are recorded in Other expenses (income) - net.

Certain physical aluminum purchase and sales contracts with third parties that are derivatives are considered to be held for trading purposes.  These contracts, as well as related aluminum forward contracts are recorded at fair value on the balance sheet.  Changes in fair value are recorded on a net basis in Sales and operating revenues.

In circumstances where the Company's physical purchase or sale contracts for a commodity contain derivative characteristics, these contracts, excluding those considered to be derivatives held for trading purposes, are generally not recorded at fair value as they involve quantities that are expected to be used or sold in the normal course of business over a reasonable period of time.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Interest Rate Swaps

The Company enters into interest rate swap agreements to manage its exposure to fluctuations in interest rates on its long-term debt.  These swaps are marked-to-market in the financial statements and all changes in fair value are recorded in Other expenses (income) - net.

Inventories

Inventories are stated at cost (determined for the most part on the monthly average cost method) or net realizable value, whichever is lower.  Cost includes material, labour and manufacturing overhead costs.

Capitalization of Interest Costs

The Company capitalizes interest costs associated with the financing of major capital expenditures up to the time the asset is ready for its intended use.

Sale of Receivables

When the Company sells certain receivables, it retains servicing rights and provides limited recourse, which constitute retained interests in the sold receivables.  No servicing asset or liability is recognized in the financial statements as the fees received by the Company reflect the fair value of the cost of servicing these receivables.  The related purchase discount is included in Other expenses (income) - net.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Additions, improvements and major renewals are capitalized; normal maintenance and repair costs are expensed.   Depreciation is calculated on the straight-line method using rates based on the estimated useful lives of the respective assets.  The principal rates range from 2% to 10% for buildings and structures, 1% to 4% for power assets and 3% to 20% for chemical, smelter and fabricating assets. Gains or losses from the sale of assets are included in Other expenses (income) - net.

Impairment or Disposal of Long-Lived Assets

The Company reviews its long-lived assets and amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.  An impairment loss is recognized when the carrying amount of the assets exceeds the future undiscounted cash flows expected from the asset.  Any impairment loss is measured as the amount by which the carrying amount exceeds the fair value.  Such evaluations for impairment are significantly affected by estimates of future prices for the Company's product, capital needs, economic trends in the market and other factors.  Quoted market values are used whenever available to estimate fair value.  When quoted market values are unavailable, the fair value of the long-lived asset is generally based on estimates of discounted expected net cash flows.  Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell and are not depreciated while classified as held for sale.

Goodwill

Goodwill is tested for impairment on an annual basis at the reporting unit level and is also tested for impairment when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below the carrying value.  Fair value is determined using discounted cash flows.

Intangible Assets

Intangible assets are primarily trademarks and patented and non-patented technology, purchase contracts and customer contracts all of which have finite lives.  Intangible assets are recorded at cost less accumulated amortization and are amortized over their useful life, which is generally 15 years, using the straight-line method of amortization.  Intangible assets also include prior service costs included in pensions.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Legal Claims

Accruals for legal claims are made when it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated.

Asset Retirement Obligations

Environmental costs for legal obligations associated with the retirement of a tangible long-lived asset that result from its acquisition, construction, development or normal operation are recorded as asset retirement obligations.

The Company accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations and FASB Interpretation (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143.  Under these standards, the Company recognizes liabilities, at fair value, for existing legal asset retirement obligations. Such liabilities are adjusted for accretion costs and revisions in estimated cash flows.  The related asset retirement costs are capitalized as increases to the carrying amount of the associated long-lived assets and accumulated depreciation on these capitalized costs is recognized.  These liabilities consist primarily of environmental remediation costs, resulting from normal operations, associated with certain bauxite residue disposal sites at its alumina refineries and the disposal of certain of its spent potlining associated with smelter facilities.

Environmental Costs and Liabilities

Environmental costs that are not legal asset retirement obligations are expensed or capitalized, as appropriate, on an undiscounted basis.  Environmental expenditures of a capital nature that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent environmental contamination that has yet to occur are included in Property, plant and equipment and are depreciated generally over the remaining useful life of the underlying asset.  Expenditures relating to existing conditions caused by past operations, and which do not contribute to future revenues, are expensed when probable and estimable and are normally included in Cost of sales and operating expenses except for large, unusual amounts, which are included in Other expenses (income) - net.  Recoveries relating to environmental liabilities are recorded when received.

Pensions and Post-Retirement Benefits

The Company's defined benefit pension plans are accounted for in accordance with SFAS No. 87, Employers' Accounting for Pensions.  Other post-retirement benefits are accounted for in accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.  Pension and post-retirement benefit obligations are actuarially calculated using management's best estimates and based on expected service period, salary increases and retirement ages of employees.  Pension and post-retirement benefit expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market value and the straight-line amortization of net actuarial gains and losses and adjustments due to plan amendments.  All net actuarial gains and losses are amortized over the expected average remaining service life of the employees.

Stock Options and Other Stock-Based Compensation

The Company accounts for its stock options granted under the share option plan using the fair value provisions of SFAS      No. 123, Accounting for Stock-Based Compensation.  Under the fair value method, stock-based compensation expense is recognized in the statement of income over the applicable vesting period.  When stock options are exercised, the consideration paid by employees, together with the applicable amount in additional paid-in capital, is credited to common shares.  Other stock-based compensation arrangements, that can be settled in cash and are measured based on the change in the common share price during the period, are recognized in income over the vesting period of awards.  The majority of stock-based compensation expense is recorded in Selling, administrative and general expenses in the statement of income.

Income Taxes

Income taxes are accounted for under the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

The Company records a valuation allowance on deferred tax assets when it is not more likely than not that the assets will be realized. The Company uses judgment in assessing the potential for future recoverability, while at the same time considering past experience.  The Company's conclusion of whether it is more likely than not that deferred assets will be realized includes making assessments of expectations of future taxable income.  All available evidence is considered in determining the amount of a valuation allowance.

The Company is subject to income taxes in Canada and numerous foreign jurisdictions.  Significant judgment is required in determining the worldwide provision for income taxes and recording the related assets and liabilities.  In accordance with the requirements of SFAS No. 5, Accounting for Contingencies, the Company establishes tax reserves and interest thereon when, despite the Company's belief that the tax return positions are fully supportable, the Company expects that certain of these positions will be challenged, and that the Company may not succeed in defending its positions. The Company believes that the accruals for tax liabilities reflect the probable outcome of all material tax contingencies.

Investment tax credits are accounted for as a reduction in income tax expense.

Cash and Time Deposits

All time deposits have original maturities of 90 days or less and qualify as cash equivalents.

Allowance For Doubtful Accounts

The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the trade receivables balance.  Management determines the allowance based on known doubtful accounts, historical experience, and other currently available evidence.

Guarantees

The Company follows the recognition and measurement provisions of FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.  The provisions are applied on a prospective basis to guarantees issued or modified after December 31, 2002.  Under FIN 45, guarantees issued after December 31, 2002, are recorded as a liability equal to the fair value of the obligation at the inception of the guarantee. See note 29 - Commitments and Contingencies.

Recently Issued Accounting Standards

Accounting Changes and Error Corrections

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.  This statement applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting of a change in accounting principle.  The statement requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle versus including the cumulative effect of changing to the new accounting principle in net income.  SFAS No. 154 carries forward many provisions of APB Opinion No. 20 without change, including the provisions related to the reporting of a change in accounting estimate, a change in the reporting entity, and the correction of an error.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Share-Based Payment

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (SFAS No. 123(R)), which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation.  SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  SFAS No. 123(R) is effective January 1, 2006.  The Company adopted the fair-value based method of accounting for stock options effective January 1, 2004 using the retroactive restatement method described in SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure.  Currently, the Company uses the Black-Scholes formula to estimate the value of stock options granted to employees.  The Company is currently reviewing this standard to determine if there is any remaining material impact on its results of operations or its financial position, as a result of the requirement to measure share-based payment liabilities at fair value.

Inventory Costs

In November 2004, the FASB issued SFAS No. 151, Inventory Costs.  This statement amends the guidance in Accounting Research Bulletin (ARB) No. 43 , Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  ARB 43 previously stated that these expenses may be so abnormal as to require treatment as current period charges.   SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of  "so abnormal".  In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  Prospective application of this statement is required beginning January 1, 2006.  The Company does not expect its financial statements to be significantly affected by this statement.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

4.             ACCOUNTING CHANGES

Conditional Asset Retirement Obligations

Effective December 31, 2005, the Company adopted FIN 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.  FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  According to FIN 47, uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of a liability when sufficient information exists rather than preclude the need to record a liability.  The adoption of this interpretation did not impact the Company's financial statements.

Exchanges of Nonmonetary Assets

On July 1, 2005, the Company adopted the provisions of SFAS No. 153, Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29.  This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  The adoption of this standard did not impact the Company's financial statements.

Consolidation of Variable Interest Entities

Effective January 1, 2004, the Company adopted the provisions of FIN 46(R), Consolidation of Variable Interest Entities.  In 2004, the Company determined that it was the primary beneficiary of Logan Aluminum Inc. (Logan), a variable interest entity.  As a result, the consolidated balance sheet for 2004 includes the assets and liabilities of Logan.  Logan managed a tolling arrangement for Alcan and an unrelated party.

At the date of adoption of FIN 46(R), assets of $38 and liabilities of $38 related to Logan that were previously not recorded on the consolidated balance sheet were recorded by the Company. Prior periods were not restated.  The Company's investment, plus any unfunded pension liability, related to Logan totalled approximately $37, representing the Company's maximum exposure to loss. Creditors of Logan did not have recourse to the general credit of the Company as a result of including it in the Company's financial statements.

As a result of the spin-off of Novelis on January 6, 2005, the Company no longer holds an interest in Logan.  As of this date, the Company ceased consolidating Logan's financial statements.

Discontinued Operations

In December 2004, the Company adopted the provisions of EITF 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations, on which the EITF reached a consensus in November 2004.  Based on the provisions of the EITF, the Company determined that it had significant continuing involvement in the operations of Novelis, the rolled products businesses spun-off on January 6, 2005, as described in note 7 - Spin-off of Rolled Products Businesses, due to the existence of significant contracts between the Company and Novelis.  As a result, Novelis did not meet the criteria for classification as discontinued operations.

Derivatives

On July 1, 2003, the Company adopted SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  This standard amends and clarifies financial accounting and reporting for derivatives and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.  This standard had no impact on the Company's financial statements.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

On July 1, 2003, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.  This standard requires that certain financial instruments embodying an obligation to transfer assets or to issue equity securities be classified as liabilities. This standard had no impact on the Company's financial statements.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

4.             ACCOUNTING CHANGES (cont'd)

Asset Retirement Obligations

On January 1, 2003, the Company retroactively adopted SFAS No. 143, Accounting for Asset Retirement Obligations.  Under SFAS No. 143, the Company recognized additional liabilities, at fair value, of approximately $107 as at January 1, 2003, for existing legal asset retirement obligations.  An after-tax charge of $39 for the cumulative effect of accounting change was recorded as a result of the new standard, relating primarily to costs for spent potlining disposal for pots currently in operation.  As at January 1, 2003, Property, plant and equipment - cost has been increased by $140, Property, plant and equipment - accumulated depreciation has been increased by $90, Deferred credits and other liabilities have been increased by $107, and Deferred income taxes have been reduced by $18.  For the year ended December 31, 2003, net income was reduced by $1 due to the adoption of the standard.

5.             DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Bauxite and Alumina and Primary Metal

On December 29, 2004, the Company announced that, following an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition, it had entered into a binding agreement for the sale of its controlling interest in Aluminium de Grèce S.A. (AdG), as well as the transfer of certain related contracts, to Mytilineos Holdings S.A. of Greece.  The Company classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004. The Company owned approximately 13 million shares in AdG, representing a 60.2% equity interest.  The transaction was completed on March 15, 2005 at a value of $104.  Under the terms of this agreement, Mytilineos Holdings and certain affiliated companies acquired from the Company a 53% equity position in AdG.  The balance of the Company's interest in AdG, some 7.2%, may be sold by the Company to Mytilineos Holdings one year after closing pursuant to a three-month put option at a price equivalent to the selling price of the shares.  Subsequently, Mytilineos Holdings will have a call option for six months to purchase any remaining interest, at a price equivalent to the selling price of the shares.

Primary Metal

On June 1, 2005, the Company completed the sale of Pechiney Électrométallurgie (PEM) to Ferroatlántica, S.L. of Spain for net proceeds of $150.  The Company classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004.  The Company's decision to sell this business was based on an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition and is consistent with the Company's strategy of divesting non-core activities.

Engineered Products

In December 2003, the Company classified in discontinued operations its extrusions operations in Milan, Italy. These operations had been classified as held and used until their sale in December 2003 for $5.

In the first quarter of 2004, the Company committed to a plan to sell certain non-strategic assets that are not part of its core operations.  The assets are used to supply castings and components to the automotive industry.  The Company is actively pursuing potential purchasers.  These assets are classified as held for sale and are included in discontinued operations.

Following a detailed assessment subsequent to the Pechiney acquisition, the Company began restructuring efforts at certain European sites in the fourth quarter of 2004.  As a result of this restructuring, the Company committed to a plan to sell two high purity businesses, Mercus and Froges, in France.  These businesses were classified in discontinued operations and assets held for sale during the fourth quarter of 2004.  In the second quarter of 2005, the Company announced a change in its strategy of selling the businesses due to changes in market and economic conditions.  The Company envisioned suspending one of two activities at the Mercus high purity metal processing mill and closing the Froges rolling mill.  As a result of the change in strategy, these two businesses no longer met the criteria for discontinued operations and, accordingly, were reclassified to assets held and used and included in continuing operations.  The reclassification did not have a significant impact on Income from continuing operations for the years ended December 31, 2005 and 2004.  See note 21 - Sales and Acquisitions of Businesses and Investments.

Also in the fourth quarter of 2004, the Company committed to a plan to sell its service centres in France that were not part of its core operations.  These assets were classified as held for sale and were included in discontinued operations.  On April 20, 2005, the Company completed the sale of these service centres for net proceeds of $4 to Amari Metal France Ltd., which specializes in distributing aluminum, stainless steel and cuprous metal products.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

5.         DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE (cont'd)

On December 31, 2003, the Company classified the aluminum rolling mill in Ravenswood, West Virginia (Ravenswood), as held for sale. Ravenswood was included in the acquisition of Pechiney.  As described in note 7 - Spin-Off of Rolled Products Businesses, the Company was not required to divest Ravenswood.  Accordingly, in December 2004, Ravenswood was reclassified into continuing operations and assets held and used. The reclassification did not have a significant impact on Income from continuing operations for the year ended December 31, 2004.

Packaging

In the second quarter of 2003, the Company committed to a plan to sell certain non-strategic operations (Fibrenyle, Boxal Group, and Suner Cartons), as the businesses were not part of its core operations. These businesses were classified as held for sale and were included in discontinued operations. In the fourth quarter of 2003, the Company recorded the sale of Fibrenyle, in the U.K., for proceeds of $29.  In the second quarter of 2004, the Company recorded the sale of the Boxal Group and Suner Cartons, for proceeds of $6 and $19, respectively. The Boxal Group comprised three manufacturing facilities in France, the Netherlands and Switzerland as well as a sales office in Germany.  Suner Cartons comprised a facility in Spain.

As at June 30, 2004, the Company had sold all of the assets of the non-strategic packaging businesses previously classified as held for sale in the second quarter of 2003.

Other

In the second quarter of 2004, the Company classified in discontinued operations its copper and ores and concentrates trading businesses.  In the fourth quarter of 2004, the Company sold certain assets of its ores and concentrates trading division to its current management team, and sold the assets of its zinc and lead metal trading business to Trafigura Ltd., an independent commodity trading company.  In the fourth quarter of 2005, a decision was taken to close the Company's copper trading business.  The closure  was substantially completed by the end of 2005.

Fair values for discontinued operations were determined based on either discounted cash flows or expected selling price.  Certain financial information has been reclassified in the prior periods to present these businesses as discontinued operations on the statement of income, as assets held for sale and liabilities of operations held for sale on the balance sheet and as cash flows from (used for) discontinued operations on the statement of cash flows.

An impairment charge of $24 for the year ended December 31, 2005 (2004: $5; 2003: $159), was recorded in discontinued operations to reduce the carrying values of these businesses to estimated fair values less costs to sell.

Selected financial information for the businesses included in discontinued operations is reported below:

Year ended December 31	2005	2004	2003
Sales	339	1,419	337
Income (Loss) from operations	5	26	(6)
Gain (Loss) on disposal - net	(2)	27	(8)
Asset impairment charges	(24)	(5)	(159)
Pre-tax income (loss)	(21)	48	(173)
Income taxes recovered (expense)	(5)	(33)	14
Income (Loss) from discontinued operations	(26)	15	(159)

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

5.         DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE (cont'd)

The major classes of Assets held for sale and Liabilities of operations held for sale are as follows:

	2005	2004	2003
Current assets held for sale:
Cash and time deposits	-	156	92
Trade receivables	30	308	373
Other receivables	51	40	155
Deferred income taxes	2	2	4
Inventories	36	285	439
	119	791	1,063
Long-term assets held for sale:
Deferred charges and other assets	13	21	30
Deferred income taxes	-	6	65
Property, plant and equipment, net	2	85	198
Intangible assets, net	-	50	58
Goodwill, net	-	-	22
	15	162	373
Current liabilities of operations held for sale:
Payables and accrued liabilities	62	330	546
Short-term borrowings	-	5	1
	62	335	547
Long-term liabilities of operations held for sale:
Deferred credits and other liabilities	-	101	103
Deferred income taxes	-	7	14
Minority interests	-	141	116
	-	249	233

6.         EARNINGS PER SHARE - BASIC AND DILUTED

Basic and diluted earnings per share are based on the weighted average number of shares outstanding during the year.  The treasury stock method for calculating the dilutive impact of stock options is used.  The following table outlines the calculation of basic and diluted earnings per share on income from continuing operations.

	2005	2004	2003
Numerator:
Income from continuing operations	155	243	262
Less: dividends on preference shares	(7)	(6)	(7)
Income from continuing operations attributable to common shareholders	148	237	255
Denominator (number of common shares in millions):
Weighted average of outstanding shares	370	368	322
Effect of dilutive stock options	1	2	-
Adjusted weighted average of outstanding shares	371	370	322
Earnings per common share - basic and diluted (in US$)	0.40	0.64	0.79

Options to purchase 5,057,698 common shares (2004: 3,656,500; 2003: 3,443,855) at a weighted average grant price of CAN$49.66 per share (2004: CAN$58.94; 2003: CAN$54.32) were outstanding during the year but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average price of the common shares.

As at December 31, 2005, there are 371,921,195 common shares outstanding (2004: 369,930,252; 2003: 365,181,101).

As described in note 1 - Nature of Operations, the results of operations of Pechiney are not included in the 2003 statement of income. The common shares issued in December 2003 as part of the Pechiney acquisition are excluded from the weighted average of outstanding shares in 2003.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

7.             SPIN-OFF OF ROLLED PRODUCTS BUSINESSES

On January 6, 2005, Alcan completed the spin-off of Novelis to its shareholders. Alcan shareholders received one Novelis common share for every five Alcan common shares held.   Novelis consists of substantially all of the aluminum rolled products businesses held by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe.  The spin-off, which was approved by both the shareholders and Board of Directors of Alcan, completed the planned strategic spin-off that was initially announced on May 18, 2004.   Additionally, the spin-off of Novelis satisfied certain regulatory requirements associated with the acquisition of Pechiney (see note 8 - Acquisition of Pechiney), including the requirement to divest either of the Neuf-Brisach rolling facilities or the AluNorf/Göttingen/Nachterstedt rolling facilities and allows Alcan to retain Ravenswood.

Agreements between Alcan and Novelis

Novelis has entered into various agreements with Alcan for the use of transitional and technical services, the supply of Alcan's metal and alumina, the licensing of certain of Alcan's patents, trademarks and other intellectual property rights, and the use of certain buildings, machinery and equipment, technology and employees at certain facilities retained by Alcan, but required in Novelis' business.

Certain of the agreements between Alcan and Novelis described above indicate that Alcan will have significant cash flows with, and significant continuing involvement in, the operations of Novelis subsequent to the spin-off.  As a result of the significant continuing involvement and the significant cash flows with Novelis, the spin-off did not meet the criteria for classification as a discontinued operation, as described in note 4 − Accounting Changes − Impairment or Disposal of Long-Lived Assets.

The effect of the spin-off on the Company's balance sheet is described in the table below.  The net assets were transferred at their historical cost.

Carrying amount of spun-off businesses(1)
Current assets	2,924
Non-current assets	2,738
Current liabilities	(3,117)
Non-current liabilities	(2,229)
Accumulated other comprehensive income	(71)
Total	245

Derivatives(2)	(31)
Total amount recorded in retained earnings	214

(1)   The agreements giving effect to the spin-off provide for various post-transaction adjustments and the resolution of outstanding matters, which are expected to be carried out by the parties in 2006.  See note 33 - Post-Retirement Benefits for the treatment of the pension assets and liabilities transferred to Novelis.

(2)    Alcan is the counterparty to certain derivative contracts with Novelis; prior to the spin-off, these derivatives were eliminated in the consolidated financial statements.  Subsequent to the spin-off, the derivatives are presented in the balance sheet at their fair value.  The amount of ($31) represents the mark-to-market adjustment to the derivatives for the period from January 1 to 5, 2005.  As described in note 1 - Nature of Operations - Spin-Off of Rolled Products Businesses - Basis of Presentation, all income earned and cash flows generated by Novelis entities during the period from January 1, 2005 to the spin-off date of January 6, 2005 were attributed to Novelis due to immateriality.  In addition, the transactions between Alcan and Novelis during this period were also immaterial, with the exception of a net derivative gain as described above.

The spin-off of Novelis reduced total Shareholders' equity by $285 by way of a reduction in Common shares of $576, an increase in Additional paid-in capital of $572, a reduction in Retained earnings of $214, a reduction in Common shares held by a subsidiary of $4 and a reduction in Accumulated other comprehensive income of $71.  Any gain or loss resulting from post-transaction adjustments will be recorded as an adjustment to total Shareholders' equity.

Following the spin-off, the Company settled amounts due from Novelis and used the net proceeds of $2.6 billion from Novelis to settle third-party debt of Alcan, as described in note 24 - Debt Not Maturing Within One Year, and to cover a preliminary payment of $100 made by the Company to Novelis in accordance with a separation agreement between the parties.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

7.             SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

The following tables set forth the unaudited pro forma condensed consolidated information of the Company as at, and for the year ended, December 31, 2004, giving effect to the spin-off of Novelis as at January 1, 2004 for the statement of income and as at December 31, 2004 for the balance sheet.  The unaudited pro forma condensed consolidated information is for illustrative and informational purposes only and is not intended to represent or be indicative of what Alcan's financial condition or results of operations would have been had the transactions described below occurred on the dates indicated.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As at December 31, 2004

	Alcan	Removal of Novelis	Pro Forma Adjustments		Alcan Pro Forma
ASSETS
Current assets
Cash and time deposits	184	(31)	-		153
Receivables, net	4,183	(1,761)	1,637	(c)	3,810
			(312)	(g)
			58	(j)
			5	(k)
Deferred income taxes	214	-	-		214
Inventories	4,040	(1,226)	143	(a)	2,957
Current assets held for sale	791	-	-		791
Total current assets	9,412	(3,018)	1,531		7,925
Deferred charges, other assets, investments and
long-term receivables from related parties	2,877	(297)	2,599	(c)	2,658
			(2,597)	(g)
			76	(k)
Deferred income taxes	870	-	-		870
Property, plant and equipment, net	13,294	(2,348)	-		10,946
Intangible assets, net	1,230	(35)	-		1,195
Goodwill	5,496	(256)	-		5,240
Long-term assets held for sale	162	-	-		162
Total assets	33,341	(5,954)	1,609		28,996

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Payables and accrued liabilities	5,843	(1,260)	1,247	(c)	5,162
			(426)	(g)
			(242)	(j)
Short-term borrowings	2,486	(541)	392	(c)	614
			(1,723)	(h)
Debt maturing within one year	569	(1)	-		568
Deferred income taxes	23	-	-		23
Current liabilities of operations held for sale	335	-	-		335
Total current liabilities	9,256	(1,802)	(752)		6,702
Debt not maturing within one year	6,345	(2,736)	2,597	(c)	5,746
			(10)	(g)
			(750)	(h)
			300	(j)
Deferred credits and other liabilities, and post-
retirement benefits	4,986	(472)	17	(k)	4,531

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

7.       SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

Unaudited Pro Forma Condensed Consolidated Balance Sheet (cont'd)

As at December 31, 2004

	Alcan	Removal of Novelis	Pro Forma Adjustments		Alcan Pro Forma
Deferred income taxes	1,543	(249)	49	(a)	1,343
Long-term liabilities of operations held for sale	249	-	-		249
Minority interests	236	(140)	-		96
Shareholders' equity
Redeemable non-retractable preference shares	160	-	-		160
Common shareholders' equity
Common shares	6,670	-	-		6,670
Additional paid-in capital	112	-	-		112
Retained earnings	3,362	(467)	94	(a)	3,053
			(2,473)	(g)
			2,473	(h)
			64	(k)
Common shares held by a subsidiary	(35)	-	-		(35)
Accumulated other comprehensive income	457	(88)	-		369
Total liabilities and shareholders' equity	33,341	(5,954)	1,609		28,996

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

7.       SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the year ended December 31, 2004

	Alcan	Removal of Novelis	Pro Forma Adjustments		Alcan Pro Forma

Sales and operating revenues	24,948	(7,755)	2,409	(b)	19,602

Costs and expenses
Cost of sales and operating expenses	20,270	(6,856)	(67)	(a)	15,756
			2,409	(b)
Depreciation and amortization	1,337	(246)	-		1,091
Selling, administrative and general expenses	1,615	(268)	30	(f)	1,377
Research and development expenses	239	(58)	38	(e)	219
Interest	346	(74)	37	(d)	289
			(25)	(h)
			5	(j)
Goodwill impairment	154	-	-		154
Other expenses (income) - net and restructuring
charges - net	408	(28)	(26)	(d)	311
			(38)	(e)
			4	(f)
			(2)	(k)
			(7)	(j)
	24,369	(7,530)	2,358		19,197
Income from continuing operations before
income taxes and other items	579	(225)	51		405
Income taxes	375	(166)	17	(l)	226
Income from continuing operations before other items	204	(59)	34		179
Equity income	54	(6)	-		48
Minority interests	(15)	10	-		(5)
Income from continuing operations	243	(55)	34		222
Income from discontinued operations	15	-	-		15
Net income	258	(55)	34		237
Dividends on preference shares	6	-	-		6
Net income attributable to common shareholders	252	(55)	34		231
Earnings per share
Income from continuing operations per common share-
basic and diluted (in US$)	0.64	(0.15)	0.09		0.58
Net income per common share - basic and diluted
(in US$)	0.69	(0.15)	0.09		0.63
Average number of shares used in calculating earnings
per share - basic (in millions)					368
Average number of shares used in calculating earnings
per share - diluted (in millions)					370

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

 7.      SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

The unaudited pro forma condensed consolidated financial statements also include the following pro forma adjustments:

(a)   Adjustments to reflect the release of deferred profits held in inventory and the related tax effects.  These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off.  Prior to the spin-off, all profits on sales of inventory between Alcan and Novelis were deferred on the balance sheet until the inventory was sold to a third party.  Subsequent to the spin-off, Alcan and Novelis are not considered affiliated and any sales between Alcan and Novelis are considered third party.

(b)   Adjustments to reflect the sales and cost of sales between Alcan and Novelis.  These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off.  Prior to the spin-off, all sales and cost of sales between Alcan and Novelis were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, all sales and cost of sales between Alcan and Novelis are considered third party and are not eliminated.

(c)    Adjustments to reflect the receivables, payables, and debt between Alcan and Novelis.  These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off. Prior to the spin-off, all receivables and payables between Alcan and Novelis were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, receivables and payables between Alcan and Novelis are considered third party and are not eliminated.

(d)   Adjustments to reflect the interest expense and income on loans payable and receivable between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off. Prior to the spin-off, all interest expense and income on loans payable and receivable between Alcan and Novelis were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, interest expense and income are adjusted to reflect the settlement of the intercompany loans receivable and payable between Alcan and Novelis.

(e)   Adjustments to reflect the research and development and other services rendered between Alcan and Novelis. These adjustments arise due to the change in relationship between Alcan and Novelis subsequent to the spin-off. Prior to the spin-off, all revenues and expenses related to these services rendered were eliminated upon consolidation in Alcan's financial statements.  Subsequent to the spin-off, these revenues and expenses are considered third party and are not eliminated.

(f)     Adjustments to record the general corporate expenses allocated to Novelis.  As these expenses will continue to be incurred by Alcan subsequent to the spin-off, they are included in Alcan's pro forma condensed consolidated statements of income.

(g)    Represents the settlement of intercompany loans receivable and payable between Alcan and Novelis.

(h)   Represents the proceeds from Novelis of $2,473, which have been used to reduce Alcan's commercial paper and bank loans included in Short-term borrowings and in Debt not maturing within one year. As a result of this reduction in debt, interest expense has been reduced by $25 in Alcan's pro forma condensed consolidated income statement for the year ended December 31, 2004.

(i)     In October 2003, Alcan entered into a derivative financial instrument that was designated as a hedge of Alcan's net investment in certain foreign subsidiary companies.  With the spin-off of Novelis, the amount of the net investment in those foreign subsidiaries is less than the notional amount of the derivative instrument, until December 15, 2003 when Alcan acquired Pechiney.  The change in fair value of the derivative instrument for 2003 amounted to a $32 loss and is reported in Accumulated other comprehensive income.  No adjustment has been made in this pro forma financial information related to this transaction, as it would not have a recurring impact on Alcan's consolidated results of operations.

(j)    Under an agreement effective December 18, 2001, on an ongoing basis, the Company sold to a third party an undivided interest in certain trade receivables, with limited recourse, for maximum cash proceeds of $300 with the maximum credit exposure to the Company held in reserve by the third party. The Company acted as a service agent and administers the collection of the receivables sold.  As at December 31, 2004, the Company sold trade receivables of $345, of which $242 were allocated to Novelis, with $45 held in reserve by the third party.  Subsequent to the spin-off, this program was discontinued.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

7.       SPIN-OFF OF ROLLED PRODUCTS BUSINESSES (cont'd)

(k)   Adjustment to reflect a lease to Novelis of the Sierre North Building and the machinery and equipment located in the Sierre North Building (including the hot and cold mills) for a term of 15 years, renewable at Novelis' option for an additional five-year period, at an annual base rent of $5.

(l)     Represents the tax effect of pro forma adjustments at the statutory rate of 34%.

8.       ACQUISITION OF PECHINEY

In the fourth quarter of 2003 and the first quarter of 2004, Alcan acquired, for a combination of cash and Alcan common stock, all of the equity securities of Pechiney.  In addition, the Company assumed from Pechiney total debt of $2,130 (Short-term borrowings, Debt maturing within one year, and Debt not maturing within one year).  Prior to the acquisition, Pechiney's three core businesses were primary aluminum, aluminum conversion and packaging.  The transaction enables Alcan to build upon its position as one of the world's leading aluminum and packaging companies and to benefit from the combined entitiy's  enhanced scale, financial strength and technological resources as well as its increased capacity to serve customers worldwide.  The combined entity benefits from a larger and more diversified low-cost global position in primary aluminum production with opportunities for profitable growth, an advanced aluminum fabricating business with facilities around the world and a leading position in flexible packaging.

The acquisition was accounted for using the purchase method. The balance sheet of Pechiney is included in the consolidated financial statements commencing on December 31, 2003, and the results of operations and cash flows of Pechiney have been included in the consolidated financial statements beginning January 1, 2004. Given the magnitude of the acquisition of Pechiney and due to the fact that the transaction was completed at the end of 2003, a tentative purchase price allocation was performed at December 31, 2003 and the final valuation was completed in 2004.  The revisions resulted in an increase in goodwill of $881.  Goodwill of $642 has been allocated to the equity-accounted entities, which are included in Investments.

	Final Purchase Price Allocation	Tentative Purchase Price Allocation
Fair value of net assets acquired at date of acquisition
Trade receivables	1,490	1,486
Other receivables	117	110
Deferred income taxes - current	42	49
Inventories	1,616	1,594
Current assets held for sale	926	962
Deferred charges and other assets and investments(1)	1,131	357
Deferred income taxes - non-current	699	677
Property, plant and equipment	2,849	4,141
Intangible assets	730	601
Goodwill (2)	3,164	2,283
Long-term assets held for sale	123	315
Total assets	12,887	12,575

Payables and accrued liabilities	2,202	2,005
Short-term borrowings	849	849
Debt maturing within one year	200	202
Deferred income taxes - current	95	81
Current liabilities of operations held for sale	498	488
Debt not maturing within one year	1,006	1,004
Deferred credits and other liabilities and post-retirement benefits	1,898	1,678
Deferred income taxes - non-current	423	618
Long-term liabilities of operations held for sale	227	224
Minority interests	31	259
Fair value of net assets acquired at date of acquisition - net of cash and time deposits acquired	5,458	5,167

(1)  Includes $642 of goodwill related to equity-accounted entities.

(2) See note 9 - Goodwill and Intangible Assets.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

8.             ACQUISITION OF PECHINEY (cont'd)

The goodwill is generally not deductible for tax purposes.

The differences between the tentative and final purchase price allocations are principally due to the completion of the final valuation of the property, plant and equipment and intangible assets; the recording of liabilities for costs to exit certain operations of Pechiney and liabilities for employee termination benefits and environmental liabilities; the purchase of the remaining common shares of Pechiney in 2004; and fair value adjustments relating to equity-accounted entities.

Of the $730 of acquired intangible assets, $50 was assigned to in-process research and development assets that were written off at the date of acquisition.  This write-off was included in Research and development expenses.  The balance of the acquired intangible assets are amortized over 13.5 years.

Acquisition Cost
Issuance of common shares on December 15, 2003 (40,995,195* common shares without nominal or par value; average market value of $39.63 per
share)	1,625
Issuance of common shares on January 15, 2004 (1,390,406 ** common shares without nominal or par value; average market value
of $39.63 per share)	55
Cash paid in 2003 of $3,544 net of cash and time deposits acquired of $243	3,301
Additional consideration for initial offer, re-offer and compulsory acquisition
paid in 2004	318
Cost of Pechiney options	80
Transaction costs	79
Total acquisition cost - net of cash and time deposits acquired	5,458

*    Represents the issuance of 42,413,105 common shares net of 1,417,910 shares held by Pechiney.

**  Represents the issuance of 2,082,075 common shares net of 691,669 common shares held by Pechiney.

9.         GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2005, are as follows:

	BALANCE AS AT JANUARY 1, 2005	DIVEST-MENTS	ADDITIONS	DEFERRED TRANSLATION ADJUSTMENTS	ADJUST-MENTS	IMPAIRMENT LOSSES	BALANCE AS AT DECEMBER 31, 2005
Bauxite and Alumina	1,117	-	-	(1)	(40)	-	1,076
Primary Metal	1,509	-	2	(72)	(65)	-	1,374
Engineered Products	409	-	3	(40)	(18)	-	354
Packaging	3,044	(44)	18	(196)	(126)	(122)	2,574
Entities transferred to Novelis	254	(254)	-	-	-	-	-
Goodwill excluding amount
included in Long-term assets
held for sale	6,333	(298)	23	(309)	(249)	(122)	5,378
Goodwill included in equity-
accounted entities	837	-	2	(22)	(152)	-	665
Goodwill excluding amount
included in equity-accounted
entities	5,496	(298)	21	(287)	(97)	(122)	4,713

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

9.             GOODWILL AND INTANGIBLE ASSETS (cont'd)

The changes in the carrying amount of goodwill for the year ended December 31, 2004, are as follows:

	BALANCE AS AT JANUARY 1, 2004	DIVEST-MENTS	ADDITIONS	DEFERRED TRANSLATION ADJUSTMENTS	ADJUST-MENTS*	IMPAIRMENT LOSSES	BALANCE AS AT DECEMBER 31, 2004
Bauxite and Alumina	558	-	-	-	559	-	1,117
Primary Metal	534	-	4	24	947	-	1,509
Engineered Products	184	-	-	10	369	(154)	409
Packaging	1,276	-	4	64	1,700	-	3,044
Pechiney	2,283	-	-	-	(2,283)	-	-
Entities transferred to Novelis	24	-	-	2	228	-	254
Goodwill excluding amount
included in Long-term assets
held for sale	4,859	-	8	100	1,520	(154)	6,333
Goodwill included in equity-
accounted entities	173	-	4	19	641	-	837
Goodwill excluding amount
included in equity-accounted
entities and Long-term assets
held for sale	4,686	-	4	81	879	(154)	5,496
Goodwill included in Long-term
assets held for sale	22	(19)	-	(1)	(2)	-	-
	4,708	(19)	4	80	877	(154)	5,496

* In 2004, adjustments are principally changes to the tentative purchase price allocation related to the Pechiney acquisition.

The changes in carrying amount of goodwill for the year ended December 31, 2003, are as follows:

	BALANCE AS AT JANUARY 1, 2003	DIVEST-MENTS	ADDITIONS	DEFERRED TRANSLATION ADJUSTMENTS	ADJUST-MENTS	IMPAIRMENT LOSSES	BALANCE AS AT DECEMBER 31, 2003
Bauxite and Alumina	546	-	-	-	12	-	558
Primary Metal	511	-	6	18	(1)	-	534
Engineered Products	163	-	33	17	(1)	(28)	184
Packaging	1,060	-	75	124	17	-	1,276
Pechiney	-	-	2,283	-	-	-	2,283
Entities transferred to Novelis	23	-	-	3	(2)	-	24
Goodwill excluding amount
included in Long-term assets
held for sale	2,303	-	2,397	162	25	(28)	4,859
Goodwill included in equity-
accounted entities	167	-	-	6	-	-	173
Goodwill excluding amount
included in equity-accounted
entities and Long-term assets
held for sale	2,136	-	2,397	156	25	(28)	4,686
Goodwill included in Long-term
assets held for sale	53	(11)	-	(1)	(19)	-	22
	2,189	(11)	2,397	155	6	(28)	4,708

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

9.             GOODWILL AND INTANGIBLE ASSETS (cont'd)

In 2005, adjustments were made to reduce goodwill by $97.  Included in this amount is $5 (2004: $12; 2003: $7) principally relating to a decrease in the valuation allowance related to future income tax assets acquired in the combination with Alusuisse Group Ltd. (algroup), but which were not recognized at the date of the business combination because, at the time, it was unlikely they would be recovered.  Also included in the 2005 adjustments is an amount of $60, relating to the favourable resolution of income tax contingencies, and $5 relating to a reduction in restructuring provisions.

In 2004, an increase in goodwill of $1,523 relating to the Pechiney acquisition was recorded in adjustments.  Of this amount, $642 was allocated to equity-accounted entities.  The increase in goodwill of $1,523 relates to a decrease in the fair value of the net assets acquired and results from the final purchase price allocation being completed in December 2004.  See note 8 - Acquisition of Pechiney.

As a result of the annual test, conducted as at October 31, 2005, to determine whether, as at that date, there was an impairment in the carrying amount of goodwill, an impairment loss of $122 relating to the Global Beauty Packaging reporting unit, was recognized as a charge to income in 2005.  The impairment loss arose due to an increasingly competitive environment in this business, reflecting weaker local market conditions, increased foreign competition, rising input costs and the evolution of exchange rates.  For the year ended December 31, 2004, an impairment loss of $154 relating to several fabricating facilities in the Engineered Products group, mainly in Europe, was recognized as a charge to income in 2004.  The impairment loss arose as a result of the strong appreciation of the euro since the date of acquisition in December 2003 and a reassessment of plan assumptions resulting from a change in business conditions from the date of acquisition to October 31, 2004.  For the year ended December 31, 2003, an impairment loss of $28 related to the extrusions business in the Engineered Products group in Europe was recognized as a charge to income.  The fair value of all reporting units was determined using discounted future cash flows.

Intangible Assets with Finite Lives

	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	NET BOOK VALUE
		DECEMBER 31, 2005
Trademarks	170	54	116
Patented and non-patented technology	421	108	313
Purchase contracts	291	67	224
Customer contracts	35	4	31
Prior service costs included in pensions	329	-	329
	1,246	233	1,013
		DECEMBER 31, 2004
Trademarks	218	53	165
Patented and non-patented technology	537	89	448
Purchase contracts	355	21	334
Customer contracts	39	9	30
Prior service costs included in pensions	253	-	253
	1,402	172	1,230
		DECEMBER 31, 2003
Trademarks	178	33	145
Patented and non-patented technology	497	51	446
Purchase contracts	233	2	231
Customer Contracts	115	-	115
Prior service costs included in pensions	223	-	223
	1,246	86	1,160

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

9.          GOODWILL AND INTANGIBLE ASSETS (cont'd)

The aggregate amortization expense for the year ended December 31, 2005, was $85 (2004: $79; 2003: $26).  The estimated amortization expense for the five succeeding fiscal years is approximately $85 per year.  In 2005, the Company acquired intangible assets of $3 (2004: nil) comprised of customer contracts.  In 2003, intangible assets acquired of $721 were comprised of trademarks of $27, patented and non-patented technology of $313, purchase contracts of $266 and customer contracts of $115.  In 2004, the intangible assets were increased by $71 relating to the finalization of the Pechiney purchase price allocation.

10.        RESTRUCTURING PROGRAMS

2005 Restructuring Activities

As part of the continuing drive to reshape its portfolio, counter increasing competitive pressures in Western countries and improve margins, the Packaging Group is pursuing plans to restructure certain businesses, notably Global Beauty Packaging and Food Packaging, Europe.  A restructuring charge of $485 was taken in 2005 to reflect the ongoing implementation of this strategy.  This charge is comprised of severance costs of $94, asset impairment charges of $331 and other charges of $60.  In addition to these restructuring charges, other costs of $2 were recorded in Cost of sales and operating expenses.  The Company expects to incur an additional $88 of charges related to the activities initiated and approved as of December 31, 2005, and these restructurings should be completed during the first half of 2007.

On November 29, 2005, the Company announced that it will close its Vernon, California, aluminum cast plate facility (Engineered Products) effective January 21, 2006 as a result of its struggle to remain competitive in a challenging economic environment.  The closure is expected to be substantially completed during the first quarter of 2006.  In addition to the Vernon closure, Engineered Products underwent continued restructuring in 2005.  The Company recorded restructuring charges of $17 related to these activities consisting of severance costs of $13, and asset impairment charges of $4.  In addition to these restructuring charges, $14 of additional pension costs related to the Vernon closure, and $4 of additional environmental costs related to other restructurings, were recorded in Cost of sales and operating expenses.  No further charges are expected to be incurred in connection with the Vernon closure.

In the fourth quarter of 2005, the Company recorded restructuring charges of $115 related to the closure of its aluminum smelter in Lannemezan, France, and its Steg primary aluminum smelter in Switzerland (Primary Metal) due to escalating energy costs.  The closure process for Lannemezan is expected to begin by June 2006 and be completed, at the latest, during the course of 2008.  The closure of Steg is expected to be completed by the end of April 2006.  These charges were comprised of severance costs of $43, asset impairment charges of $61, and other charges of $11.  No further charges are expected to be incurred in connection with these closures.

On September 14, 2005, the Company announced that its subsidiary, Société Générale de Recherches et d'Exploitations Minières (Sogerem) (Bauxite and Alumina), had begun an information and consultation process with its employee representatives and local partners due to the exhaustion of mining resources in the Tarn region of France. The discussions focused on identifying solutions for all those that would be affected by the potential conclusion of its fluorspar mining operations during the first half of 2006.  In relation to this activity, the Company recorded restructuring charges of $9 comprising $6 of severance costs, $2 of other costs and $1 of asset impairment charges during the third quarter of 2005.  In addition to the $9 of restructuring charges, $5 relating principally to additional asset retirement obligations were recorded, as a result of this activity, in Cost of sales and operating expenses.  No further charges are expected to be incurred in connection with this activity.

In the second quarter of 2005, the Company announced the restructuring of its Engineered Products facilities in Singen, Germany, and Sierre, Switzerland, in order to improve efficiency and ensure their long-term viability.  Alcan will integrate its extrusion activities at the Singen and Sierre sites and restructure the automotive structures and composites into its operations at Singen.  The Company incurred $30 of severance charges.  This restructuring is expected to be completed by the end of 2006.  The Company expects to incur an additional $3 of charges related to these activities.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

10.          RESTRUCTURING PROGRAMS (cont'd)

In 2005, the Company incurred $5, mostly related to severance costs, in connection with the suspension of one of two activities at the Mercus high-purity-metal processing mill in France (Engineered Products), which is expected to occur during the first quarter of 2006.  No further charges are expected to be incurred in connection with this activity.

In 2005, the Company recorded other restructuring charges of $9 consisting of severance costs of $6 relating principally to additional Pechiney involuntary termination costs in Primary Metal and the closure of a Balsa composites plant in Guayaquil, Ecuador (Engineered Products), asset impairment charges of $2 related to a Pechiney facility in China (Engineered Products) and other costs of $1 in Primary Metal.

2004 Restructuring Activities

In line with the Company's objective of value maximization, the Company undertook various restructuring initiatives in 2004.

Pechiney

In 2004, the Company recorded liabilities of $193 for restructuring costs in connection with the exit of certain operations of Pechiney, and these costs were recorded in the allocation of the purchase price.  See note 8 - Acquisition of Pechiney.  These costs relate principally to severance costs of $121 related to the involuntary termination of Pechiney employees in France (Primary Metal, Engineered Products, Packaging and Other), as well as other severance costs of $54, principally comprising $21 relating to a plant closure in Barcelona, Spain (Packaging), $17 relating to a planned plant closure in Flemalle, Belgium (Entities transferred to Novelis), $5 relating to a plant closure in Garbagnate, Italy (Packaging), and $1 relating to the downsizing of a plant in Kolin in the Czech Republic (Packaging).  A restructuring provision of $21 related to the plant closure in Flemalle has been transferred to Novelis in 2005 following the spin-off.

Other 2004 restructuring activities

The Company incurred restructuring charges of $19 relating to the consolidation of its U.K. aluminum sheet rolling activities in Rogerstone, Wales, in order to improve competitiveness through better capacity utilization and economies of scale.  Production ceased at the rolling mill in Falkirk, Scotland, in December 2004.  The charges include $6 of severance costs, $8 of asset impairment charges, $2 of pension costs, $3 of decommissioning, environmental costs and other charges.  These entities and the related restructuring provision of $5 have been transferred to Novelis in 2005 following the spin-off.

The Company incurred restructuring charges of $7 relating to the closure of two corporate offices in the U.K. and Germany (Other).  The charges include $4 related to severance costs and $3 related to lease exit costs and costs to consolidate facilities.  In 2005, the Company incurred additional exit costs of $2 in relation to the closure of its corporate office in the U.K.,  The restructuring provision of $3 related to the closure of the corporate office in Germany has been transferred to Novelis in 2005 following the spin-off.

In November 2004, the Company announced the downsizing of its Alcan Mass Transportation Systems business unit in Zurich, Switzerland (Engineered Products), as a result of changing market conditions and business realities.  In 2004, the Company incurred restructuring charges of $5 consisting of $4 of asset impairment charges, and $1 of other charges.  In 2005, the Company incurred additional severance charges of $4, asset impairment charges of $1 and other costs of $3 relating to the downsizing of this business.  In addition, the Engineered Products group incurred restructuring charges of $9 in 2004 relating to both the closure of a composites facility in the U.S., and process reengineering at certain facilities in Switzerland and Germany.  The 2004 charges consisted of severance costs of $6, asset impairment charges of $2 and other costs of $1.

In 2004, the Company incurred restructuring charges of $39 relating to the exit costs incurred in connection with certain non-strategic packaging facilities located in the United States and France.  These charges consist of severance costs of $23, asset impairment charges of $11 and other charges of $5.

In early 2004, the Company permanently halted production at its Jonquière Söderberg primary aluminum facility in Saguenay, Quebec (Primary Metal).  As a result, the Company recorded charges of $14 in 2004 comprising $5 of severance costs, $5 of asset impairment charges, and $4 of other costs.  In 2005, the Company incurred additional restructuring charges of $5 consisting of severance costs of $3 and other costs of $2.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

10.      RESTRUCTURING PROGRAMS (cont'd)

2001 Restructuring Program

In 2001, the Company implemented a restructuring program aimed at safeguarding its competitiveness, resulting in a series of plant sales, closures and divestments throughout the organization. In the context of the Company's objective of value maximization, a detailed business portfolio review was undertaken in 2001 to identify high cost operations, excess capacity and non-core products.  Impairment charges arose as a result of negative projected cash flows and recurring losses. These charges related principally to buildings, machinery and equipment and some previously capitalized project costs. This program was essentially completed in 2003.

In 2004, the Company recorded charges related to the 2001 restructuring program of $7, relating principally to the closure of facilities in the U.K. (Bauxite and Alumina) and the closure of cable operations in Canada and the U.S. (Engineered Products), and recorded recoveries of $14 relating principally to the sale of assets related to the closure of facilities in Glasgow, U.K. (Entities transferred to Novelis) and other recoveries related to the closure of facilities in the U.K. (Bauxite and Alumina).  Following the spin-off, $16 of the restructuring provision has been transferred to Novelis.

In 2003, restructuring charges of ($38), pre-tax were recorded, which included recoveries of severance and other costs of $29 and other special charges of $9.  The $29 recovery consists of $3 for the reversal of an excess redundancy provision in the U.K., a gain of $19 principally for the sale of the Borgofranco power facilities in Italy, income of $6 on the sale of extrusions operations in Malaysia, which are all related to Entities transferred to Novelis, and a gain of $9 relating to sales of assets in the U.K. ($5: Bauxite and Alumina; $4: Packaging), partially offset by other costs of $8 principally in the U.K. (Packaging).

Other 2003 Restructuring Activities

In 2003, the Company recorded other restructuring charges of $64 consisting of severance and other exit costs of $36 at flexible packaging operations in Europe and closure costs for certain cable operations in the U.S. (Engineered Products), $28 of asset impairment charges consisting of $14 for the closure of the Jonquière Söderberg primary aluminum facility in Saguenay, Quebec (Primary Metal), $7 for flexible packaging operations in Europe, and $7 for a converting facility in Charlotte, North Carolina (Packaging).

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

10.      RESTRUCTURING PROGRAMS (cont'd)

The schedule provided below shows details of the provision balances and related cash payments for the significant restructuring activities:

As at December 31, 2005	SEVERANCE COSTS	ASSET IMPAIRMENT CHARGES*	OTHER	TOTAL

Provision balance as at December 31, 2002	71	-	42	113

2003:
Charges (recoveries) recorded in the statement of income	15	28	(8)	35
Cash payments	(60)	-	(35)	(95)
Non-cash items	-	(28)	33	5
Acquisition of Pechiney	54	-	8	62
Provision balance as at December 31, 2003	80	-	40	120

2004:
Charges recorded in the statement of income	44	30	13	87
Charges recorded in the allocation of the
Pechiney purchase price	175	-	18	193
Cash payments	(99)	-	(33)	(132)
Non-cash items	-	(30)	8	(22)
Provision balance as at December 31, 2004	200	-	46	246

2005:
Provisions transferred to Novelis	(31)	-	(14)	(45)
Charges recorded in the statement of income	204	400	81	685
Cash payments - net	(118)	-	(40)	(158)
Non-cash items	(12)	(400)	(16)	(428)
Provision balance as at December 31, 2005	243	-	57	300

* Fair value of assets was determined using discounted future cash flows.

The schedule provided below shows details of the charges by operating segment:

Charges (recoveries) recorded in the statement of income

Year ended December 31, 2005	SEVERANCE COSTS	ASSET IMPAIRMENT CHARGES	OTHER	TOTAL
Bauxite and Alumina	6	1	2	9
Primary Metal	51	61	14	126
Engineered Products	53	7	3	63
Packaging	94	331	60	485
Other	-	-	2	2
Total	204	400	81	685

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

10.      RESTRUCTURING PROGRAMS (cont'd)

Year ended December 31, 2004	SEVERANCE COSTS	ASSET IMPAIRMENT CHARGES	OTHER	TOTAL
Bauxite and Alumina	-	-	(3)	(3)
Primary Metal	4	5	5	14
Engineered Products	7	6	4	17
Packaging	23	11	5	39
Entities transferred to Novelis	8	8	-	16
Other	2	-	2	4
Total	44	30	13	87
Year ended December 31, 2003	SEVERANCE COSTS	ASSET IMPAIRMENT CHARGES	OTHER	TOTAL

Bauxite and Alumina	-	-	(5)	(5)
Primary Metal	1	14	-	15
Engineered Products	6	-	1	7
Packaging	8	14	20	42
Entities transferred to Novelis	-	-	(24)	(24)
Total	15	28	(8)	35

For the year ended December 31, 2005, $588 of the restructuring charges (recoveries) above are excluded from the measurement of the profitability of the Company's operating segments (Business Group Profit), as they relate to major corporate-wide acquisitions or initiatives (2004: $55; 2003: ($1)).  See note 35 - Information by Operating Segments.

Charges forming part of the allocation of the Pechiney purchase price in 2004

Year ended December 31, 2004	SEVERANCE COSTS	OTHER	TOTAL
Primary Metal	50	2	52
Engineered Products	12	6	18
Packaging	42	5	47
Entities transferred to Novelis	17	2	19
Other	54	3	57
Total	175	18	193

11.          INCOME TAXES

	2005	2004	2003
Income (Loss) from continuing operations before income taxes and other items
Canada	198	(144)	(201)
Other countries	125	723	699
	323	579	498
Current income taxes
Canada	(29)	9	18
Other countries	163	321	242
	134	330	260
Deferred income taxes
Canada	133	89	120
Other countries	(10)	(44)	(122)
	123	45	(2)
Income tax provision	257	375	258

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

11.          INCOME TAXES (cont'd)

The composite of the applicable statutory corporate income tax rates in Canada is 32% (2004: 32%; 2003: 39%).

Effective January 1, 2004, the general and the manufacturing and processing tax rates in Canada are equivalent.  Prior to 2004, the effect of the reduced tax rate on manufacturing and processing activities in Canada was disclosed as a deduction from the general tax rate.

The following is a reconciliation of income taxes calculated at the above composite statutory rates with the income tax provision:

	2005	2004	2003
Income taxes at the composite statutory rate	104	185	195
Differences attributable to:
Effect of a change in tax laws or enacted tax rates	42	(32)	(75)
Exchange translation items	69	89	96
Exchange revaluation of deferred income taxes	19	44	112
Unrecorded tax benefits - net	65	85	1
Investment and other allowances	(25)	(22)	(35)
Goodwill impairment	39	50	11
Withholding taxes	8	34	6
Reduced rate or tax exempt items	(13)	(25)	(11)
Foreign tax rate differences	(31)	(40)	(43)
Prior years' tax adjustments	(26)	(23)	(18)
Other - net	6	30	19
Income tax provision	257	375	258

At December 31, the principal items included in Deferred income taxes are:

	2005	2004	2003
Liabilities
Property, plant, equipment and intangibles	1,376	1,765	2,118
Inventory valuation	25	75	131
Other - net	140	113	122
	1,541	1,953	2,371
Assets
Tax benefit carryovers	1,468	1,505	1,429
Accounting provisions not currently deductible for tax	1,348	1,496	1,255
	2,816	3,001	2,684
Valuation allowance (amounts not likely to be recovered)	1,459	1,530	1,149
	1,357	1,471	1,535
Net deferred income tax liability	184	482	836

Amounts recognized in the consolidated balance sheet consist of:
Deferred income tax asset - current	(150)	(214)	(49)
Deferred income tax asset - non-current	(863)	(870)	(892)
Deferred income tax liability - current	25	23	81
Deferred income tax liability - non-current	1,172	1,543	1,696
Net deferred income tax liability	184	482	836

Based on rates of exchange at December 31, 2005, tax benefits of approximately $1,237 relating to prior and current years' operating losses and $37 of benefits related to capital losses and tax credits carried forward will be recognized when it is more likely than not that such benefits will be realized.  These amounts are included in the valuation allowance above.  Approximately $1,116 of these tax benefits have no expiry date, $8 expire in 2006 and the rest expire in varying amounts between 2007 and 2025.  The majority of the valuation allowance relates to the loss carryforwards of French companies, because of uncertainty regarding their realization.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

11.          INCOME TAXES (cont'd)

If the valuation allowance is subsequently reversed, approximately $1,142 of the valuation allowance would be allocated to reduce goodwill because it relates to future income tax assets acquired in business combinations but which were not recognized at the date of the business combinations since their realization was not more likely than not.  In 2005, $5 (2004: $13;  2003: $5) of the valuation allowance was reversed, all of which was applied to reduce goodwill (2004: $12; 2003: $4).

12.          INVESTMENT IN UNCONSOLIDATED AFFILIATES

At December 31, 2005, investments accounted for using the equity method and the ownership held by Alcan include principally:

Sor-Norge Aluminium AS (50%); Consortium Strojmetal A.S. Kamenice Alcan Singen GmbH (50%); Rhenaroll S.A. (50%); Halco (Mining) Inc. (45%); Queensland Alumina Limited (41%); Alcan Propack Chengdu Co. Ltd. (40%); Mineração Rio Do Norte S.A. (13%); Pechiney Reynolds Quebec Inc. (50%); Alucam - Compagnie Camerounaise de l'Aluminium (46.67%); Socatral - Société Camerounaise de Transformation de l'Aluminium (29.96%); Alcan Ningxia Aluminium Company Limited (50%); Sohar Aluminium Co. L.L.C. (20%); and Carbone Savoie (30%).

The activities of the Company's major equity-accounted investments include the procurement and processing of bauxite in Australia, Brazil and Guinea, smelting operations in Norway, Cameroon, Canada, and China, aluminum rolling operations in Cameroon, as well as packaging operations in France and China, engineered products operations in the Czech Republic, and cathode block production facilities in France and Brazil.

As described in note 4 - Accounting Changes - Consolidation of Variable Interest Entities, in 2004, the Company consolidated, under the provisions of FIN 46(R), the financial statements of Logan, in which it held a 40% interest.  Prior to 2004, the Company's investment in Logan was accounted for using the equity method.  As a result of the spin-off of Novelis on January 6, 2005, the Company no longer holds an interest in Logan.  As of this date, the Company ceased consolidating Logan's financial statements.

A summary of the combined financial information for these equity-accounted companies is set forth below.

Summary of Combined Financial Position

	2005	2004	2003
Current assets	951	1,091	881
Non-current assets	3,112	3,628	2,381
Total assets	4,063	4,719	3,262
Current liabilities	870	1,122	981
Non-current liabilities	813	1,052	791
Total liabilities	1,683	2,174	1,772
Net assets	2,380	2,545	1,490
Alcan's equity in net assets	1,470	1,690*	724

*Includes $642 of goodwill arising from the Pechiney acquisition.  See note 8 - Acquisition of Pechiney.

Summary of Combined Operations

	2005	2004	2003
Revenues	2,308	1,954	1,122
Costs and expenses	1,829	1,648	885
Income taxes	172	114	59
Net income	307	192	178
Alcan's share of net income as reported in equity income	88	54	38

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

13.      RELATED PARTY TRANSACTIONS

Alcan has transactions with certain investees accounted for under the equity method, generally with respect to the purchase of inventory in the ordinary course of business.  The activities of the major equity-accounted investees are the procurement and processing of bauxite in Australia, Brazil and Guinea, smelting operations in Norway, Cameroon, Canada and China, aluminum rolling operations in Cameroon, as well as packaging operations in France and China, engineered products operations in the Czech Republic, and cathode block production facilities in France and Brazil.  These transactions are reflected in the consolidated financial statements as follows:

	2005	2004	2003
Year ended December 31:

Sales and operating revenues	115	95	42
Cost of sales and operating expenses	613	528	315
Other expenses (income) - net	(5)	(1)	(2)

As at December 31:

Trade receivables	29	184	142
Deferred charges and other assets	36	28	-
Payables and accrued liabilities	56	122	56
Short-term borrowings	79	34	-

As at December 31, 2003, the Company had entered into exchange contracts with an unconsolidated affiliate with a notional amount of $28.  These contracts matured in 2004.

14.      ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the trade receivables balance.  Management determines the allowance based on known uncollectable accounts, historical experience, and other currently available evidence.  Activity in the allowance for doubtful accounts is as follows:

			ADDITIONS
	BALANCE AT	TRANSFERS	CHARGED TO						BALANCE
	BEGINNING	TO	COSTS &			WRITE-			AT END OF
YEAR	OF YEAR	NOVELIS	EXPENSES	ACQUISITIONS	RECOVERIES	OFFS	DIVESTMENTS	EXCHANGE	YEAR

2005	99	(33)	17	-	(6)	(15)	(1)	(5)	56
2004	92	-	27	-	(7)	(17)	-	4	99
2003	56	-	12	31	-	(7)	-	-	92

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

15.                SALES OF RECEIVABLES

In March 2005, the Company entered into a program to sell to a third party an undivided interest in certain trade receivables, with limited recourse, for maximum cash proceeds of $200.  In December 2005, the program was amended to increase the maximum cash proceeds to $215.  The maximum credit exposure to the Company is held in reserve by the third party and is recorded in Deferred charges and other assets.  The Company acts as a service agent and administers the collection of the receivables sold.  As at December 31, 2005, the Company sold trade receivables of $249 under this program, with $34 held in reserve by the third party.  This program replaces a $300 program that was discontinued in January 2005 due to the spin-off of Novelis.  Under this previous program, the Company sold trade receivables of $345 as at December 31, 2004 (2003: $336), with $45 (2003: $43) held in reserve by a third party.

The Company has also entered into other programs with certain financial institutions to sell certain trade receivables.  Under one program, the Company entered into agreements to sell up to $112 (€ 95 million) (2004: $129 (€ 95 million); 2003: $211   (€ 168 million)) of selected receivables without recourse.  As at December 31, 2005, the Company sold trade receivables of $112 (€ 95 million) (2004: $129 (€ 95 million); 2003: $143 (€ 114 million)) under this program, with $8 (€ 7 million) (2004: $10 (€ 7 million); 2003: $11 (€ 9 million)) held in reserve by third parties.  Under another program, the Company entered into an agreement to sell certain trade receivables of $60 (2004 and 2003: $60).  As at December 31, 2005, the Company sold trade receivables under this program of $60 (2004: $59; 2003: nil) with $6 (2004: $6; 2003: nil) held in reserve by a third party.  On January 27, 2006, this agreement was amended to reduce the maximum amount of certain trade receivables that can be sold to $50.

16.                OTHER EXPENSES (INCOME) - NET

Other expenses (income) - net comprise the following elements:

	2005	2004	2003
Asset impairment charges not included in restructuring programs	28	69	8
Gain on disposal of businesses and investments - net (NOTE 21)	(32)	(35)	(14)
Provisions for legal claims (NOTE 29)	20	8	1
Environmental provisions	6	20	29
Interest revenue	(73)	-	(19)
Pechiney integration	3	38	-
Exchange losses	10	61	116
Derivatives losses (gains) - net	49	36	(30)
Other	(15)	124	14
	(4)	321	105

The 2005 asset impairment charges consist of $12 related principally to the write-off of certain Bauxite and Alumina project costs in Australia, and $13 related to the impairment of certain Engineered Products assets primarily in Germany and Brazil.  The majority of these charges arose as a result of negative projected cash flows.

Included in 2005 interest revenue is $33 related to interest received on income tax refunds.

The 2004 asset impairment charges consist principally of $65 related to the impairment of certain rolling assets in Italy that were transferred to Novelis in 2005 and arose as a result of negative projected cash flows.  Fair values were determined based on either discounted cash flows or selling price.

Included in the 2004 other expenses is $34 related to severance and other exit costs not included in note 10 - Restructuring Programs as they were not part of major restructuring plans.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

17.          INVENTORIES

	2005	2004	2003
Aluminum operating segments
Aluminum	912	1,881	1,901
Raw materials	704	733	489
Other supplies	365	576	469
	1,981	3,190	2,859
Packaging operating segment
Raw materials and other supplies	297	347	317
Work in progress	133	147	143
Finished goods	323	356	363
	753	850	823
	2,734	4,040	3,682

18.          DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets comprise the following elements:

	2005	2004	2003
Prepaid pension costs (NOTE 33)	176	197	210
Income taxes recoverable	-	-	31
Available-for-sale securities	76	52	51
Prepaid mining expenses	47	49	51
Debt financing costs	52	43	47
Reserve for receivables sold (NOTE 15)	42	10	43
Amount receivable on currency swap of debt	-	62	16
Long-term notes and other receivables	594	585	164
Other	65	132	142
	1,052	1,130	755

19.          INVESTMENTS

Investments comprise the following elements:

	2005	2004	2003
Companies accounted for under the equity method (NOTE 12)	1,470	1,690	724
Investments accounted for under the cost method	41	57	84
	1,511	1,747	808

20.          PROPERTY, PLANT AND EQUIPMENT

	2005	2004	2003
Cost (excluding Construction work in progress)
Land and property rights	550	686	506
Buildings	3,011	3,909	3,841
Machinery and equipment	13,429	17,000	17,380
	16,990	21,595	21,727

Accumulated depreciation relates primarily to Buildings, and Machinery and equipment.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

21.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS

2005

Acquisitions

In 2005, the Company made the following seven acquisitions for a total cost of $75:

Canada

Interglass, a privately owned company located in Woodbridge, Ontario, Canada, specializing in the converting of glass tubing.

United States

PreWired Systems LLC based in Pacoima, California, a company specializing in manufactured wiring systems for the electrical industry.

Asia and Other Pacific

The tobacco packaging interests of CM Printing Sdn Bhd in Malaysia.  Located at Rawang, Alcan Packaging Malaysia Sdn Bhd will incorporate modern equipment and infrastructure to further complement Alcan Packaging's existing tobacco and flexibles printing capability in South-East Asia.

The capsules and closures distribution businesses of Classic Packaging and Nellie Products,  which were subsidiaries of Foster's Group, an Australian beer, wine and spirit producer.

The remaining 35% stake of Alcan Packaging Propack Co. Limited, the Company's Chinese subsidiary specialized in food flexible and pharmaceutical packaging.

France, United Kingdom, Germany, Other Europe

The assets of Parkside International's flexible food packaging plant in Zlotow, Poland, following the approval of Polish and German anti-trust authorities.

Alcan Service Centres, part of the Engineered Products business group, took full ownership of Almet AG by purchasing the outstanding 36.6% minority interest held by its then current management team.

Sales

On October 7, 2005, the Company announced that it had reached an agreement in principle with Praxair Inc. for the sale of its high-purity activity at the Mercus processing mill in France.  The transaction should be completed in the first quarter of 2006.

On January 4, 2006, the Company announced that it has signed an agreement in principle for the sale of its Froges, France, rolling mill to Industrie Laminazione Alluminio S.p.a based in Sardinia, Italy.  The transaction should be completed in the first quarter of 2006.

On February 27, 2006, the Company announced that it had reached an agreement to sell selected assets of its North American Packaging Plastic Bottle business to Ball Corporation for $180.  The sale is subject to compliance with the Hart-Scott-Rodino Act of 1976.

On March 6, 2006, the Company announced that it had reached an agreement in principle for the sale of its Chambéry, France, operation to CGA (Compagnia Generale Alluminio SpA). Chambéry manufactures Rollbond panels used primarily as fluid circulators in refrigeration units. CGA is an Italian company specializing in domestic refrigeration and air conditioning.

In 2005, the Company sold the following businesses and investments:

France, United Kingdom, Germany, Other Europe

Guardian Espanola S.A. to its then current local management team for net proceeds of nil, and recorded a gain on disposal of $2.  Located in Vitoria, Spain, Guardian Espanola S.A. produces flexible packaging and promotional items.

The aluminum tubes business for net proceeds of $10 and recorded a loss on disposal of $15 to its then current management team and 21 Centrale Partners, an investment fund specialized in high potential mid-size industrial companies.  The sale consists of three plants located in Saumur (France), Kolin (Czech Republic) and Cividate al Piano (Italy).

The air freight container business, a minor part of its operations at its Singen, Germany, facility, to Driessen Aerospace Group in the Netherlands, a manufacturer of containers, trolleys and related products for the aerospace market.  The recognition of the sale was deferred until the fourth quarter of 2005 due to the Company's continuing involvement in the business.  Net proceeds on the sale of this business were $3 and the gain on disposal was $2.

Decoplast, its European Beauty blow-molded bottle business, to IPH Groupe Spid, a French leader in plastic conversion, for net proceeds of nil and recorded a loss on disposal of $7.  The sale includes the two sites of Decoplast in La Roche-sur-Foron and Senlis in France.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

21.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

Pet Plas Packaging Ltd., a food plastic bottles company to Esterform Packaging Limited, based in the U.K., for net proceeds of $19 and recorded a loss on disposal of $7.

Alcan Print Finishers Ltd., the U.K. decorative print finishing company, to Celloglas Holdings Limited for net proceeds of $29 and recorded a loss on disposal of $2.

Alcan Packaging Sutton Ltd. in the U.K. and the Italian Laffon plant.   Alcan Packaging Sutton Ltd., a major supplier of tinplate cans and decorated tinplate containers, was sold to the Impress Group for net proceeds of $51 and the Company recorded a gain on disposal of $18.  The Laffon plant, located in Venegono, Italy, manufactures mass-market stock compacts and was sold to its General Manager, Luca Rossi, for net proceeds of ($3) and a loss on disposal of $4 was recorded.

A 50% investment in AirlesSystems SAS for net proceeds of $17 and recorded a gain on sale of $9.

A cost investment in Impress Metal for net proceeds of $60 and recorded a gain on disposal of $42.

2004

Asia and Other Pacific

On March 10, 2004, the Company announced that it had secured the necessary regulatory and government approvals to move forward with its previously announced definitive joint venture agreement, signed in October 2003, with the Qingtongxia Aluminium Group Company Limited and the Ningxia Electric Power Development and Investment Co. Ltd.  Under the agreement, Alcan invested $110 for a 50% participation and for a secure power supply in an existing 150-kilotonne (kt) modern pre-bake smelter located in the Ningxia autonomous region in the People's Republic of China.  The agreement provides for the joint venture to obtain long-term access to dedicated power on competitive terms sufficient to meet the energy requirements of the smelter.  The joint venture also gives Alcan a substantial operating role and the option to acquire, through additional investment, up to 80% of a new 250-kt potline, already under construction.  The investment is accounted for using the equity method.

Other Europe

In 2004, the Company recorded in Other expenses (income) - net a gain of $46 due to the dilution of its ownership interest in Aluminium & Chemie Rotterdam B.V. (Primary Metal).

All Other

On June 29, 2004, the Company announced that Alcan officials and a South African delegation are continuing to examine the best value-creating alternatives offered by the aluminum smelter project originally proposed by Pechiney in Coega, South Africa.  On November 18, 2004, the Company announced that it will conduct a new feasibility study for the construction of a new aluminum smelter with the South African Government and Industrial Development Corporation.

Subsequent to a protocol of negotiation signed on November 24, 2004, on November 22, 2005, the Company and Alcoa World Alumina LLC (Alcoa) announced that they signed a Basic Agreement with the Government of the Republic of Guinea that sets the framework for the development of a 1.5-million tonne per year (Mt/y) alumina refinery in the West African nation with further expansion potential.

Subsequent to a Memorandum of Understanding signed in June 2004, on February 23, 2005, the Company announced the signing of a Shareholders' Agreement with Oman Oil Company S.A.O.C. (OOC) and the Abu Dhabi Water and Electricity Authority (ADWEA).  On December 12, 2005, the Company announced that, together with its partners, they will proceed with the construction of a $1.7 billion, 350-kt per year (kt/y) primary aluminium smelter in Sohar, Oman, in which the Company will hold a 20% equity interest. The Company will license its AP35 smelter technology for use in the newly constructed smelter as well as provide assistance and support for the construction and operation of the smelter.   Production is expected to begin in the second quarter of 2008 and the smelter is expected to be fully operational by the fourth quarter of that year. The smelter will be in the lowest quartile of the industry cash cost curve and will add approximately 2% to the Company's global smelting base.  The Company has the option of acquiring up to 60% of a planned second potline for an additional 350 kt/y of aluminum.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

21.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

2003

Asia and Other Pacific

In the second quarter of 2003, the Company sold its remaining investment in Nippon Light Metal Company, Ltd. (NLM) for sales proceeds of $22, resulting in a gain of $34 including the realization of deferred translation gains of $15. In the third quarter of 2003, the Company increased its ownership position in Aluminium Company of Malaysia, a manufacturer of light gauge aluminum products, from 36% to 59% by acquiring additional shares, with a value of $30, from NLM in exchange for its ownership in Alcan Nikkei Siam Limited in Rangsit, Thailand, with a value of $24, and a cash payment of $6. The sale of Alcan Nikkei Siam Limited resulted in the realization of deferred translation losses of $11. The gain on the sale of NLM and the loss on the sale of Alcan Nikkei Siam Limited were recorded in Other expenses (income) - net.

In December 2003, the Company sold the extrusions operations of Aluminium Company of Malaysia, for net proceeds of $2. A pre-tax amount of $6, which is included in Other expenses (income) − net, consists of a favourable adjustment to a previously recorded impairment charge.

France, Germany, Other Europe and Asia and Other Pacific

In April 2003, the Company completed the acquisition of VAW Flexible Packaging (FlexPac) from Norsk Hydro for a cost of $302, net of cash and time deposits acquired. FlexPac includes 14 plants in 8 countries and has 5,400 employees. FlexPac comprises a set of custom manufacturing businesses producing high quality flexible packaging products for a wide variety of end use customers and manufacturers of consumer goods, including those in the food, dairy and pharmaceutical industries. The business combination is accounted for using the purchase method and the results of operations are included in the consolidated financial statements since the acquisition.

As part of the acquisition of FlexPac in the second quarter of 2003, the Company acquired, directly and indirectly, 63% of the total issued share capital of Strongpack Plc in Thailand. Strongpack is engaged in packaging businesses, providing production and processing services on all types of flexible packaging materials. In June 2003, the Company acquired an additional 12% of Strongpack for a cost of $4.

Also, as part of the acquisition of FlexPac, the Company acquired 70% of the total issued share capital of Rotopak in Turkey. Rotopak is engaged in the food flexible packaging business. In August 2003, the Company acquired the remaining 30% of Rotopak for a cost of $24.

The total purchase cost of $330 for FlexPac was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2003
Current assets	285
Deferred charges and other assets	2
Property, plant and equipment	215
Intangible assets	10
Deferred tax asset	19
Goodwill(1)	75
606

Current liabilities	188
Debt not maturing within one year	11
Deferred credits and other liabilities	60
Minority interests	17
Fair value of net assets acquired at date of acquisition (net of cash and time deposits
acquired of $31)	330

(1) See note 9 - Goodwill and Intangible Assets.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

21.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

United States and Ecuador

In July 2003, the Company completed the acquisition of Baltek Corporation (Baltek) for a cost of $38. Baltek is the world's leading supplier of balsa based structural core materials and has production and sales facilities around the world, including in Ecuador. Baltek's balsa core materials fit well into the existing composites business, as structural foam and balsa are complementary products that go to market through the same distribution channels. Ecuador is included in the geographic area All Other. The business combination is accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition. The purchase price was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2003
Current assets	29
Deferred charges and other assets	1
Property, plant and equipment	23
Intangible assets	4
Goodwill(1)	9
66

Current liabilities	23
Debt not maturing within one year	1
Deferred credits and other liabilities	4
Fair value of net assets acquired at date of acquisition	38

(1) See note 9 - Goodwill and Intangible Assets.

In October 2003, the Company acquired the Uniwood/Fome-Cor Division of Nevamar for a cost of $95. Uniwood/Fome-Cor is one of the largest U.S. manufacturers of foam-based display board, with its head office and production facilities in Statesville, North Carolina, and another production site in Glasgow, Kentucky.

The business combination is accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition. The purchase price was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2003
Current assets	14
Property, plant and equipment	17
Intangible assets	54
Goodwill(1)	25
110

Current liabilities	4
Deferred income taxes	11
Fair value of net assets acquired at date of acquisition	95

(1) See note 9 - Goodwill and Intangible Assets.

Other

In 2003, the Company sold its Borgofranco power facilities in Italy and recorded a gain of $18 in Other expenses (income) − net.

See reference to the sale of the extrusions operations in Milan, Italy, and the sale of Fibrenyle in the U.K. in note 5 - Discontinued Operations and Assets Held for Sale.

See reference to the acquisition of Pechiney in note 8 - Acquisition of Pechiney.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

22.          ASSET RETIREMENT OBLIGATIONS

As described in note 4 - Accounting Changes, Asset Retirement Obligations, on January 1, 2003, the Company retroactively adopted SFAS No. 143, Accounting for Asset Retirement Obligations and, effective December 31, 2005, adopted FIN 47.  These liabilities consist primarily of environmental remediation costs, resulting from normal operations, associated with certain bauxite residue disposal sites at its alumina refineries and the disposal of certain of its spent potlining associated with smelter facilities.

The following is a reconciliation of the aggregate carrying amount of liabilities for asset retirement obligations (AROs).

	2005	2004	2003
Balance ─ beginning of year	624	563	389
Acquisition of Pechiney	-	8	101
Liabilities incurred	82	20	35
Liabilities settled	(15)	(36)	(25)
Accretion expense	27	26	25
Exchange	(5)	40	91
Revisions in estimated cash flows	(54)	3	(53)
Balance ─ end of year	659	624	563

The Company may have other AROs that may arise in the event of a plant closure.  An ARO has not been recorded for these obligations due to the fact that the liability is not reasonably estimable, as the plant assets have indeterminate economic lives.

23.          DEFERRED CREDITS AND OTHER LIABILITIES

Deferred credits and other liabilities comprise the following elements:

	2005	2004	2003
Asset retirement obligations	610	582	499
Environmental liabilities	183	237	156
Restructuring liabilities	76	13	40
Claims	130	155	240
Fair value of derivatives	321	235	75
Long-term payables	-	-	140
Other	288	299	241
	1,608	1,521	1,391

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

24.          DEBT NOT MATURING WITHIN ONE YEAR

	2005	2004	2003
Alcan Inc.
Commercial paper - CAN$ (CAN$498 million)(A)	428	703	1,346
Commercial paper - US$(A)	238	116	304
5.5% Euro note, due 2006 (€ 600 million)	710	813	753
6.25% Debentures, due 2008	200	200	200
6.45% Debentures, due 2011	400	400	400
4.875% Global notes, due 2012	500	500	500
4.50% Global notes, due 2013	500	500	500
5.20% Global notes, due 2014	500	500	500
5.00% Global notes, due 2015	500	-	-
7.25% Debentures, due 2028	100	100	100
7.25% Debentures, due 2031	400	400	400
6.125% Global notes, due 2033	750	750	750
5.75% Global notes, due 2035	300	-	-
Bank loans(B)	-	29	68
Bank loan (B) (D)	-	500	-
Other debt, due 2017 and 2033 (CAN$14 million)	12	11	10

Pechiney S.A.(G)
Bank loan, due 2008 (€ 138 million) (B)	163	187	174
Bank loan, due 2008 (€ 45 million)(B)(J)	53	61	56
3.45% Bank loan, due 2006 (€ 40 million)	48	54	50
Commercial paper − Euro (A)	-	160	-
5.10% Debentures	-	313	303
2.15% Equity link bonds	-	83	73
3.25% Convertible bonds (OCEANEs)(F)	-	-	20
5.14% FOCOMO bond(H)	-	-	7
6.03% FOCOMO bond (H)	-	-	10
6.20% FOCOMO bond(H)	-	-	12
5.69% FOCOMO bond(H)	-	-	10
4.81% FOCOMO bond(H)	-	-	3
Bank loans, due 2006/2010 (€ 11 million)(K)	13	-	-
Other debt, due 2006/2013 (€ 14 million)(B)	17	15	13

Aluminium Pechiney SPV
Bank loan, due 2005/2013(B)	88	89	50

Aluminium Dunkerque(G)
Credit facility, due 2016 (€ 39 million)	30	63	40
Bank loan	-	27	88

Alcan Finance Jersey Limited
Euro Medium Term Note Program (EMTN)
EMTN, due 2008 (€ 13 million)(B) (C)	15	18	17
EMTN, due 2008 (€ 8 million)(B) (C)	10	11	10

Teckpack Asia
Bank loans, due 2006/2010(B)	22	26	26

Alcan Holdings France
Bank loans (B) (K)	-	18	18

Alcan Taihan Aluminium Limited(I)
4.55% Bank loan	-	70	-
4.80% Bank loan	-	39	30
4.55% Bank loan	-	24	20
Other bank loans	-	2	2

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

24.          DEBT NOT MATURING WITHIN ONE YEAR (cont'd)

	2005	2004	2003

ALA (Nevada) Inc.
Bank loan	-	60	60

Alcan Aluminum Corporation
Floating Rate Notes (B) (D)	-	-	500

Pechiney Pacific (Pty) Ltd
Credit facility(B) (E)	-	-	78
Credit facility(B) (E)	-	-	105

Alcan Packaging Canada Limited
6.24% Bank loan	-	-	30

Other
Bank loans, due 2006/2015(B)	30	28	30
Other debt, due 2006/2033(B)	40	44	112
	6,067	6,914	7,778
Debt maturing within one year included in current liabilities	(802)	(569)	(341)
	5,265	6,345	7,437

(A)  The Company has a $3,000 multi-currency, five-year, committed global credit facility with a syndicate of international banks. The facility is available for general corporate purposes, including backup for commercial paper. Effective April 2004, this facility replaced two long-term, global, multi-currency facilities each amounting to $1,000 and a € 700 million short-term revolving credit facility, which were in place at December 31, 2003. In 2003, the Company had a $4,000 bridge credit facility to finance the acquisition of Pechiney; this facility was terminated in January 2004.

In addition to its existing commercial paper program in Canada ($3,000), the Company has reinstated in 2005, two commercial paper programs, one in France (€ 1 billion) and another in the U.S. ($2,000). The Company guarantees the commercial paper under these two programs. Starting April 2005, Alcan Pechiney Finance S.A. replaced Pechiney S.A. as the commercial paper issuer in Europe. In October 2005, a new commercial paper program in the U.S. was also initiated with Alcan Corporation as the issuer; it replaced the program of Alcan Aluminum Corporation, which was cancelled in early 2005 following the spin-off of Novelis. At any point in time, the total combined issuance limit for all three programs cannot exceed $3,000.

The pre-swap interest rates on the CAN$ denominated commercial paper ranged from 2.69% to 3.51% in 2005 (2004: 2.23% to 2.78%; 2003: 2.76% to 2.97%).  The interest rates on the US$ denominated commercial paper ranged from 4.05% to 4.46% in 2005 (2004: 1.75% to 2.53%; 2003: 1.17% to 1.32%).  In 2004, interest rates on the Euro-denominated commercial paper ranged from 2.16% to 2.67%.

As at December 31, 2005, 2004 and 2003, the Company had both the intention and the ability, through its long-term credit facilities, to refinance its commercial paper borrowings on a long-term basis and has classified them as debt not maturing within one year, with the exception of the following:

(i)            $1,500 ($1,324 of CAN$ denominated commercial paper (CAN$1,589 million) and $176 of US$ denominated commercial paper) classified as Short-term borrowings as at December 31, 2004, as these borrowings were repaid during the first quarter of 2005.

(ii)           € 368 million ($463) issued by Pechiney S.A., classified as Short-term borrowings as at December 31, 2003, as they were backed by a short-term credit facility.

Following the Novelis spin-off, Alcan settled amounts due from Novelis and received net proceeds of approximately $2.6 billion in the first quarter of 2005. In addition to these proceeds, approximately $200 in debt was transferred to Novelis. These net proceeds were used to reduce two term loans and Alcan's commercial paper balance included in Short-term borrowings and in Debt maturing within one year in Alcan's consolidated financial statements as at December 31, 2004.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

24.  DEBT NOT MATURING WITHIN ONE YEAR (cont'd)

In 2005, CAN$ denominated commercial paper borrowings of CAN$498 million (2004: CAN$2,433 million; 2003: CAN$1,747 million) were swapped through the use of forward exchange contracts for $425 (2004: $1,995; 2003: $1,332).

(B)   Interest rates fluctuate principally with the lender's prime commercial rate, the commercial bank bill rate, or are tied to LIBOR/EURIBOR/SIBOR rates.

(C)  The EMTNs of principal amounts of € 13 million and € 8 million were swapped for £9 million and £5 million, respectively.

(D)  In August 2004, Alcan Aluminum Corporation redeemed the Floating Rate Notes (FRNs) that were due in December 2005.  Alcan Inc. refinanced the FRNs with a bank loan due in 2006 that was repaid during the first quarter of 2005.

(E)   As at December 31, 2004, Pechiney Pacific (Pty) Ltd had a $125 short-term committed credit facility. Drawn amounts on this facility were fully repaid in early 2005 and the facility was terminated at the end of 2005. As at December 31, 2003, Pechiney Pacific had borrowings of $78 and $105 under two long-term credit facilities that were repaid in 2004.

(F)   The purchase of the Pechiney OCEANEs outstanding at December 31, 2003, was completed on February 6, 2004, for a price of $19.

(G)   Upon its acquisition by Alcan, Pechiney's debt was recorded at fair market value.

(H)    As at December 31, 2004, all of Pechiney's FOCOMO bonds were reclassified as short-term borrowings, as they became callable at the option of the holders.

(I)    In December 2004, Alcan Taihan Aluminium Limited (ATA) entered into a $70 floating rate long-term loan, which was subsequently swapped for a 4.55% fixed rate KRW 73 billion loan. In 2004, ATA also entered into two new long-term floating rate loans of KRW 40 billion and KRW 25 billion that were swapped for fixed rates of 4.80% and 4.45%, respectively. These loans replaced the KRW 30 billion and KRW 20 billion floating rate loans, that were outstanding in 2003 and that matured in 2004, of which $25 was swapped to fixed interest rates. In 2004, interest on the KRW 2 billion loans ranged from 3.00% to 5.50% (2003: 2.75% to 5.83%). ATA is an entity included in the spin-off of Novelis.  Accordingly, these borrowings were transferred to Novelis upon completion of the spin-off on January 6, 2005.

(J)   On November 14, 2005, Alcan exercised an option to convert the interest rate on this loan from fixed (4.80%) to floating.

(K)    In 2005, the debt of Alcan Holdings France was transferred to Pechiney S.A.

In 2004, the Company had swapped interest rates to 2007 on $63 (2003: $25) of its floating rate debt to fixed. In 2003, the Company had swapped interest rates on $660 of its fixed rate debt to floating and on $230 of its floating rate debt to floating with a cap at a certain percentage.

Based on rates of exchange at year-end, debt repayment requirements over the next five years amount to $802 in 2006, $28 in 2007, $465 in 2008, $692 in 2009 and $23 in 2010.

25.          PREFERENCE SHARES

Authorized

An unlimited number of preference shares issuable in series. All shares are without nominal or par value.

Authorized and Outstanding

In 2005, 2004, and 2003, there were 5,700,000 series C and 3,000,000 series E non-retractable preference shares authorized, of which 5,699,900 and 2,999,000, respectively, were outstanding as at December 31, 2005 (2004 and 2003: 5,700,000 series C shares and 3,000,000 series E shares), with stated values of $106 and $54, respectively.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

25.          PREFERENCE SHARES (cont'd)

Preference shares, series C and E, are eligible for quarterly dividends based on an amount related to the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods. The dividends on series C and E preference shares are cumulative.

Preference shares, series C and E, may be called for redemption at the option of the Company on 30 days' notice at CAN$25.00 per share.

Any partial redemption of preference shares must be made on a pro rata basis or by lot.

26.          COMMON SHARES

The authorized common share capital is an unlimited number of common shares without nominal or par value.  On February 27, 2006, there were 373,693,379 common shares outstanding. Changes in outstanding common shares are summarized below:

	NUMBER (IN THOUSANDS)			STATED VALUE
	2005	2004	2003	2005	2004	2003
Outstanding - beginning of
year	369,930	365,181	321,470	6,670	6,461	4,731
Net impact of Novelis spin-off	-	-	-	(576)	-	-
Issued for cash:
Executive share option plan (NOTE 27)	1,354	1,760	699	46	60	22
Liquidity Agreement (NOTE 27)	118	276	2	4	12	-
Dividend reinvestment and share
purchase plans	519	631	597	17	28	20
Issued in exchange for tendered Pechiney shares*	-	2,082	42,413	-	82	1,681
Transfer of additional paid-in capital upon exercise of stock options	-	-	-	20	27	7
Outstanding - end of year	371,921	369,930	365,181	6,181	6,670	6,461

* As at December 31, 2005, 872 of these shares with a stated value of $31 are held by a subsidiary (2004: 872 shares at a stated value of $35; 2003: 1,418 shares at a stated value of $56).  In 2004, 692 shares with a stated value of $27 were issued to a subsidiary and subsequently sold by the subsidiary on the open market in January 2004.

Shareholder Rights Plan

In 1990, shareholders approved a plan whereby each common share of the Company carries one right to purchase additional common shares.  The plan, with certain amendments, was reconfirmed at the 1995 Annual Meeting and further amendments were approved at the 1999 Annual Meeting.  The plan was reconfirmed with no amendments at the 2002 Annual Meeting.  The plan was again reconfirmed for a three-year period with further amendments at the 2005 Annual Meeting.  The rights under the plan are not currently exercisable but may become so upon the acquisition by a person or group of affiliated or associated persons (Acquiring Person) of beneficial ownership of 20% or more of the Company's outstanding voting shares or upon the commencement of a takeover bid. Holders of rights, with the exception of an Acquiring Person, in such circumstances will be entitled to purchase from the Company, upon payment of the exercise price (currently $100.00), such number of additional common shares as can be purchased for twice the exercise price based on the market value of the Company's common shares at the time the rights become exercisable.

The plan has a permitted bid feature that allows a takeover bid to proceed without the rights under the plan becoming exercisable, provided that it meets certain minimum specified standards of fairness and disclosure, even if the Board does not support the bid.

The plan expires in 2008, but may be redeemed earlier by the Board, with the prior consent of the holders of rights or common shares, for $0.01 per right.  In addition, should a person or group of persons acquire outstanding voting shares pursuant to a permitted bid or a share acquisition in respect of which the Board has waived the application of the plan, the Board shall be deemed to have elected to redeem the rights at $0.01 per right.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

27.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION

Alcan Executive Share Option Plan

Under the executive share option plan, certain key employees may purchase common shares at an exercise price that is based on the market value of the shares on the date of the grant of each option.  The vesting period for options granted beginning in 1998 is linked to Alcan's share price performance, but does not exceed nine years. Options granted before 1998 vest generally over a fixed period of four years from the grant date and expire at various dates during the next 10 years. In respect of certain options granted to certain senior executives in 1996, 1997 and 1998, the Company granted further options.  The grant shall become effective upon the exercise of the associated options and upon the executive placing at least one-half of the common shares resulting from the exercise of these options, in trust with an agency named by the Company, for a minimum period of five years.  The exercise price of these options is based on the market value of the common shares on the exercise date of the associated options.  These options are exercisable in the same manner, and will also terminate on the same date, as the associated options.  The vesting provisions of these options are identical to those of the associated options.

On January 6, 2005, Alcan executive share options to purchase 1,368,686 shares, granted to Novelis employees who were Alcan employees immediately prior to the spin-off, were cancelled.

As a result of the spin-off of Novelis, Alcan executive share options held prior to the spin-off of Novelis have been converted to new options, the number and exercise prices of which were based on the trading prices of Alcan shares immediately before and immediately after the effective date of the spin-off to preserve the economic value of the option grants.  This amounts to a conversion ratio of one share under the original grants to 1.1404 shares under the new options and the exercise price per option was reduced accordingly.

Changes in the number of shares under options as well as the average exercise price are summarized below:

	NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)			WEIGHTED AVERAGE EXERCISE PRICE (CAN$)
	2005	2004	2003	2005	2004	2003
Outstanding - beginning of year	10,410	9,566	8,687	50.96	47.49	46.08
Net impact of Novelis spin-off	(100)	-	-	N/A	-	-
Granted	2,866	2,679	1,609	38.26	58.13	52.58
Exercised (NOTE 26)	(1,354)	(1,760)	(699)	39.84	43.25	41.85
Forfeited	(527)	(75)	(31)	45.11	45.95	45.29
Outstanding - end of year	11,295	10,410	9,566	43.40	50.96	47.49
Exercisable - end of year	3,411	4,285	5,852	40.59	45.98	44.98

Shares under Options Outstanding at December 31, 2005

NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)	RANGE OF EXERCISE PRICE (CAN$)	WEIGHTED AVERAGE EXERCISE PRICE (CAN$)	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)
1,083	30.43-35.00	33.67	5.55
3,385	35.01-40.00	38.40	8.49
2,126	40.01-45.00	41.33	3.04
1,403	45.01-50.00	46.23	7.26
3,298	50.01-56.34	51.85	7.40
11,295	30.43-56.34	43.40

Shares under Options Exercisable at December 31, 2005

NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)	RANGE OF EXERCISE PRICE (CAN$)	WEIGHTED AVERAGE EXERCISE PRICE (CAN$)
772	30.43-35.00	33.52
539	35.01-40.00	39.18
1,608	40.01-45.00	41.50
136	45.01-50.00	46.71
356	50.01-56.34	51.64
3,411	30.43-56.34	40.59

At December 31, 2005, the Company had reserved for issue under the executive share option plan 23,595,271 shares.

To compute compensation expense under SFAS No. 123, Accounting for Stock-Based Compensation, the Black-Scholes valuation model was used to determine the fair value of the options granted. Using the model, the fair value of options averages approximately 24% to 27% of the exercise price.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

27.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION (cont'd)

Stock options are granted at an exercise price equal to the market price on the grant date.  The weighted average fair value of stock options granted in 2005 is $8.71 (2004: $9.23; 2003: $10.52).

The weighted average fair value of stock options granted in 2004 and 2003 was revised due to the modification of stock options outstanding subsequent to the spin-off of Novelis on January 6, 2005.

The fair value of each option grant is estimated on the date of grant.  However, as a result of the spin-off of Novelis on January 6, 2005, the fair value of stock options outstanding subsequent to the spin-off was modified.  The following weighted average assumptions were used for calculating the fair values of option grants:

	2005	2004	2003
Dividend yield (%)	1.76	1.71	1.71
Expected volatility (%)	27.97	25.16	25.16
Risk-free interest rate (%)	4.05	3.88	3.71
Expected life (years)	6	6	6

Stock options expense was $19 in 2005 (2004: $11; 2003: $13).  Included in the 2005 expense is $2 related to the incremental cost that arose as a result of the modification of certain stock-option terms pursuant to the spin-off of Novelis.

Pechiney Stock Option Plans

Under the stock option plans of Pechiney, now a wholly-owned subsidiary of Alcan, certain officers and employees were granted options to subscribe to or to purchase Pechiney common shares.

Alcan and Pechiney agreed on the terms of a liquidity agreement which has been made available to beneficiaries of Pechiney subscription and purchase options ("Liquidity Agreement"). The Liquidity Agreement allowed the holders of Pechiney options to either (a) exchange their Pechiney shares resulting from the exercise of the Pechiney options for Alcan common shares on the basis of a ratio equivalent to the consideration offered under Alcan's public offer for Pechiney or (b) give up their Pechiney options and receive new options to subscribe for Alcan common shares on the basis of a ratio equivalent to the consideration offered under Alcan's public offer for Pechiney. Upon the clearance by the French Conseil des marchés financiers of Alcan's initial public offer for Pechiney securities on July 16, 2003, the Pechiney options became fully vested.

Changes in the number of Alcan shares under Pechiney options as well as the average exercise price are summarized below:

	NUMBER OF SHARES UNDER PECHINEY OPTIONS (IN THOUSANDS)			WEIGHTED AVERAGE EXERCISE PRICE (€)
	2005	2004	2003	2005	2004	2003
Outstanding - beginning of year	3,327	3,889	-	35.92	34.71	-
Impact of Novelis spin-off (1)	461	-	-	N/A	-	-
Shares subject to the Liquidity
Agreement	-	-	3,891	-	-	34.71
Exercised (Note 26)	(118)	(276)	(2)	27.44	27.03	22.62
Exercised for Pechiney shares(2)	-	(152)	-	-	24.11	-
Forfeited	-	(134)	-	-	32.43	-
Outstanding and exercisable -
end of year	3,670	3,327	3,889	31.63	35.92	34.71

(1)     As a result of the spin-off of Novelis, the Pechiney options were converted in the same manner as described under the Alcan Executive Share Option Plan.

(2)    Pechiney options were exercised for 108 Pechiney shares (equivalent to 152 Alcan common shares under Pechiney options) during the period of the withdrawal offer, open from January 23 to February 5, 2004.  On February 6, 2004, these Pechiney shares were purchased by Alcan for $7.  No Alcan common shares were issued as a result of the exercising of these options during this period.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

27.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION (cont'd)

Shares under Pechiney Options Outstanding and Exercisable at December 31, 2005

NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)	RANGE OF EXERCISE PRICE (€)	WEIGHTED AVERAGE EXERCISE PRICE (€)	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)
382	16.73-19.92	19.72	6.68
165	23.50-25.89	23.64	2.85
1,617	29.07-31.36	29.74	4.65
1,506	37.53-37.67	37.54	6.19
3,670	16.73-37.67	31.63

Under the terms of the Liquidity Agreement, a maximum of 3,890,542 Alcan common shares can be issued.

As part of the cost of the acquisition of Pechiney (see note 8 - Acquisition of Pechiney), an amount of $80 was recognized for the fair value of the Pechiney options and credited to additional paid-in capital.  The Black-Scholes valuation model was used to determine the fair value of Pechiney options. The weighted average assumptions used were a dividend yield of 2.19%, an expected volatility of 52.5%, a market risk-free interest rate of 3.99% and an expected life of seven years.

Other Stock-Based Compensation Plans

Stock Price Appreciation Unit Plan

A small number of employees are entitled to receive Stock Price Appreciation Units (SPAU) whereby they are entitled to receive cash in an amount equal to the excess of the market value of a common share on the date of exercise of a SPAU over the market value of a common share as of the date of grant of such SPAUs.  On January 6, 2005, 211,035 SPAUs, representing SPAUs held by Novelis employees who were Alcan employees immediately prior to the spin-off, were cancelled.   The remaining SPAUs were converted in the same manner as described under the Alcan Executive Share Option Plan.

In 2005, 222,337 units (2004: 274,650 units; 2003: 254,200 units) were granted.  At December 31, 2005, 1,019,474 units (2004: 923,789 units; 2003: 720,309 units) were outstanding, of which 359,290 units (2004: 319,780 units; 2003: 260,685 units) were vested. The vesting period is linked to Alcan's share price performance, but does not exceed nine years.

Executive Deferred Share Unit Plan

Under the Executive Deferred Share Unit Plan, executive officers based in Canada may elect, prior to the beginning of any particular year, to receive Executive Deferred Share Units (EDSUs) with a value between 10% and 100% of their Executive Performance Award (EPA) in respect of that year, instead of a cash payment. These executive officers may also elect, at least 12 months prior to the end of the three-year period of the Total Shareholder Return Performance Plan, to receive EDSUs for their Total Shareholder Performance Award for that period, instead of a cash payment. The number of EDSUs is determined by dividing the amount so elected by the average price of a common share on the Toronto and New York stock exchanges at the end of the preceding year for the EDSUs related to the EPA, and at the end of the three-year period for the EDSUs related to the Total Shareholder Return Performance Plan. Additional EDSUs are credited to each holder thereof corresponding to dividends declared on common shares. The EDSUs are redeemable only upon termination of employment (retirement, resignation or death). The cash amount to be paid by the Company upon redemption is calculated by multiplying the accumulated balance of EDSUs by the average price of a common share on the said exchanges at the time of redemption. Under the terms of this plan, discretionary EDSUs may be granted as determined by the Board.  On January 6, 2005, EDSUs held prior to the spin-off of Novelis were converted in the same manner as described under the Alcan Executive Share Option Plan.

In 2005, 8,988 units (2004: 31,307 units; 2003: 25,038 units) were granted and 18,878 units (2004: 167,865 units; 2003: 24,935 units) were redeemed. At December 31, 2005, 90,952 units (2004: 88,414 units; 2003: 224,972 units) were outstanding.

Total Shareholder Return Performance Plan

A number of employees are entitled to receive cash awards under the Total Shareholder Return Performance Plan, a cash incentive plan that provides performance awards to eligible employees based on the relative performance of the Company's common share price and cumulative dividend yield performance compared to other corporations included in the Standard & Poor's Industrial Composite Index measured over three-year periods commencing on October 1, 2005, 2004 and 2003. If the performance results for the Company's common shares ranks below the 30th percentile compared to all companies in the Standard & Poor's Industrial Composite Index, the employee will not receive an award.  At the 30th percentile rank, the employee will be paid an award equal to 60% of the target.  At the 50th percentile rank, the employee will earn a payout of 100% of the target, and at or above the 75th percentile rank, the employee will earn the maximum award, which is equal to 300% of the target set for the three-year period. The actual amount of the award (if any) will be prorated between the percentile rankings. In 2005, a total target cash award of $18 (2004: $17; 2003: $15) was granted to specific key employees.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

27.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION (cont'd)

On January 6, 2005, all Novelis employees who were Alcan employees immediately prior to the spin-off ceased to actively participate in and accrue benefits under this plan.  No cash payments were made to these employees as a result of the spin-off nor does Alcan have any liability to make future cash payments to these individuals.

In 2005, a cash award of $18 was paid out to eligible employees for the Total Shareholder Return Performance Plan that commenced October 1, 2002 and terminated in 2005.

As described above, under the Executive Deferred Share Unit Plan, executive officers based in Canada may elect, at least 12 months prior to the end of the three-year period of the Total Shareholder Return Performance Plan, to receive EDSUs for their total award earned under the Total Shareholder Return Performance Plan for that period instead of a cash payment.  In 2005, 7,118 units were granted to eligible executive officers.

Non-Executive Directors Deferred Share Unit Plan

Under the Non-Executive Directors Deferred Share Unit Plan, non-executive directors receive 50% of compensation payable in the form of Directors' Deferred Share Units (DDSUs) and 50% in the form of either cash or additional DDSUs at the election of each non-executive director. The number of DDSUs is determined by dividing the quarterly amount payable by the average price of a common share on the Toronto and New York stock exchanges on the last five trading days of each quarter. Additional DDSUs are credited to each holder thereof corresponding to dividends declared on common shares. The DDSUs are redeemable only upon termination (retirement, resignation or death). The cash amount to be paid by the Company upon redemption is calculated by multiplying the accumulated balance of DDSUs by the average price of a common share on the said exchanges at the time of redemption. On January 6, 2005, Non-Executive DDSUs held prior to the spin-off of Novelis have been converted in the same manner as described under the Alcan Executive Share Option Plan.

In 2005, 47,914 units were granted (2004: 35,306 units; 2003: 28,011 units) and 15,378 units were redeemed (2004: 7,547 units; 2003: 16,742 units).  At December 31, 2005, 132,863 units (2004: 87,240 units; 2003: 59,481 units) were outstanding.

Restricted Stock Units

A small number of employees are granted Restricted Stock Units (RSUs). Additional RSUs are credited to each holder thereof corresponding to dividends declared on common shares.  RSUs usually vest three years after the grant date. Each RSU carries the right to an amount equal to the average price of a common share on the Toronto and New York stock exchanges on the five trading days ending on the vesting date.  As a result of the spin-off, RSUs held prior to the spin-off of Novelis have been converted in the same manner as described under the Alcan Executive Share Option Plan.

In 2005, 13,511 units were granted (2004: 627 units; 2003: 45,500 units), 10,214 units were redeemed, and 1,581 units were cancelled (2004: no units redeemed, and 963 units cancelled).  At December 31, 2005, 51,787 units were outstanding (2004: 45,164 units; 2003: 45,500 units).

Deferred Share Agreements

Deferred share agreements were also entered into with a small number of executive officers whereby they had the right to receive a certain number of common shares after having completed three years of service. As a result of the spin-off of Novelis, 33,500 deferred shares held by a Novelis employee who was an Alcan employee immediately prior to the spin-off were cancelled.  In 2004, 15,000 deferred shares were vested.  At December 31, 2005, there were no outstanding deferred shares under these arrangements.

Compensation Cost

Stock-based compensation expense for other stock-based compensation plans was $6 in 2005 (2004: $16; 2003: $25).

28.          RETAINED EARNINGS

At December 31, 2005, consolidated retained earnings include $2,094 (2004: $2,929; 2003: $2,591) of undistributed earnings of foreign subsidiaries, some part of which may be subject to certain taxes.  Consolidated retained earnings at December 31, 2005 also include $242 (2004: $175; 2003: $155) of undistributed earnings of investments accounted for using the equity method.  Generally, no provision is made for such taxes as these earnings are considered to be permanently reinvested in the businesses.  The determination of the unrecorded deferred income tax liability for temporary differences related to investments in foreign subsidiaries and foreign corporate joint ventures that are considered to be permanently reinvested is not considered practicable.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

29.          COMMITMENTS AND CONTINGENCIES

In 1997, as part of the claim settlement arrangements related to the British Columbia Government's cancellation of the Kemano Completion Project, the Company obtained the right to transfer a portion of a power supply contract with BC Hydro to a third party. The Company sold the right to supply this portion to Enron Power Marketing Inc. (EPMI), a subsidiary of Enron Corporation (Enron). To obtain the consent of BC Hydro, the Company was required to retain a residual obligation for EPMI's performance under the power supply contract in the event that EPMI became unable to perform, to a maximum aggregate amount of $100, with mitigation and subrogation rights. BC Hydro assigned its rights to receive the power to BC Hydro's affiliate, Powerex Corporation (Powerex). On December 2, 2001, EPMI and Enron filed for protection under Chapter 11 of the U.S. Bankruptcy Code and Powerex alleged that the Company owed it a termination payment of more than $100.  On January 17, 2003, an arbitrator confirmed Powerex's claim for $100.  In 2003 and 2004, there were legal proceedings in Oregon and British Columbia related to the judicial review and enforcement of the January 17, 2003 arbitral award.  On October 7, 2004, the Company and Powerex agreed to terminate all legal proceedings and, on December 23, 2004, Alcan paid to Powerex $110 in full and final payment of the claim (inclusive of accrued interest) and Powerex assigned its claims in both the Enron and EPMI bankruptcies to the Company.   In November 2005, the Company and Enron entered into a stipulated agreement that (i) confirmed that the Powerex bankruptcy claims assigned to the Company were allowed claims, (ii) confirmed the amount of the claims, and (iii) expunged the Company's claims against Enron/EPMI (which arose out of the same facts and therefore were duplicative of the Powerex claims).  On December 15, 2005, the United States Bankruptcy Court approved the stipulated agreement (the 10-day appeal period has since lapsed).  On January 19, 2006, the Company sold the claims to a financial institution for combined proceeds of $62, which will be recorded in the first quarter of 2006.

The Company has guaranteed the repayment of approximately $211 of indebtedness by third parties.  Alcan believes that none of these guarantees is likely to be invoked. These guarantees relate primarily to debt held by equity-accounted joint ventures, obligations relating to businesses sold, employee housing loans and potential environmental remediation at former Alcan sites. Commitments with third parties and certain related companies for supplies of goods and services, including capital expenditures, are estimated at $1,135 in 2006, $503 in 2007, $363 in 2008, $286 in 2009, $256 in 2010 and $2,281 thereafter. Total payments to these entities, excluding capital expenditures, were $529 in 2005, $519 in 2004 and $171 in 2003.  Some of the commitment contracts include a variable component for indexation to oil and coal prices.

The Company carries insurance covering liability, including defense costs, of directors and officers of the Company, incurred as a result of their acting as such, except in the case of failure to act honestly and in good faith. The policy provides coverage against certain risks in situations where the Company may be prohibited by law from indemnifying the directors or officers.  The policy also reimburses the Company for certain indemnity payments made by the Company to such directors or officers, subject to a $10 deductible in respect of each insured loss.

Minimum rental obligations are estimated at $93 in 2006, $75 in 2007, $44 in 2008, $32 in 2009, $22 in 2010 and $69 thereafter. Total rental expenses amounted to $180 in 2005, $150 in 2004 and $91 in 2003.

Alcan, in the course of its operations, is subject to environmental and other claims, lawsuits and contingencies. The Company is involved in proceedings arising out of laws regulating the discharge of materials into the environment or laws seeking to protect the environment, for which it has made accruals, in respect of 24 existing and former Alcan sites and third party sites. Accruals have been made in specific instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated.

The Company has transferred to Novelis certain environmental contingencies.

Alcan has agreed to indemnify Novelis and each of its directors, officers and employees against liabilities relating to:

  liabilities of the Company other than those of an entity forming part of Novelis or otherwise assumed by Novelis pursuant to its separation agreement with Novelis;

  any liability of the Company or its subsidiaries, other than Novelis, retained by Alcan under the separation agreement; and

  any breach by the Company of its separation agreement with Novelis or any of its ancillary agreements with Novelis.

Although there is a possibility that liabilities may arise in other instances for which no accruals have been made, the Company does not believe that any losses in excess of accrued amounts would be sufficient to significantly impair its operations, have a material adverse effect on its financial position or liquidity, or materially and adversely affect its results of operations for any particular reporting period, absent unusual circumstances.

In addition, see reference to agreements between Alcan and Novelis in note 7, income taxes in note 11, asset retirement obligations in note 22, debt repayments in note 24, and financial instruments and commodity contracts in note 31.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

30.          CURRENCY GAINS AND LOSSES

The following are the amounts recognized in the financial statements:

	2005	2004	2003
Currency gains (losses) recorded in income
Realized and unrealized losses on currency derivatives	19	(66)	(14)
Realized deferred translation adjustments*	10	-	4
Gains (Losses) on translation of monetary assets and liabilities	(10)	(62)	(79)
	19	(128)	(89)
Deferred translation adjustments** - beginning of year	1,063	609	205
Effect of exchange rate changes	(847)	616	425
Gains realized*	(18)	(32)	(10)
Deferred translation adjustments reclassified due to the spin-off of Novelis	(105)	-	-
Losses on forward exchange contracts, net of tax, or translation of debt
designated as an equity hedge of foreign subsidiaries	167	(123)	(28)
Gains (Losses) on translation of a convertible loan to a subsidiary forming
part of the net investment	4	(7)	17
Deferred translation adjustments - end of year	264	1,063	609

* The gain of $18 realized in 2005 includes $10 recorded in Income from continuing operations, relating principally to the sale of Alcan Packaging Sutton Ltd., Alcan Print Finishers Ltd., and the Italian Laffon plant, and $8 recorded in Income (Loss) from discontinued operations.

   The gain of $32 realized in 2004 relates to the sale of the Boxal Group and Suner Cartons and is recorded in Income (Loss) from discontinued operations.

The gain of $10 realized in 2003 includes $4 recorded in Income from continuing operations, related principally to a gain of $15 on the sale of the remaining portion of the Company's investment in Nippon Light Metal Company, Ltd., and a loss of $11 on the sale of Alcan Nikkei Siam Limited, and $6 recorded in Income (Loss) from discontinued operations, related to a gain of $11 on the sale of Fibrenyle in the U.K., and a loss of $5 on the sale of the Company's extrusions operation in Milan, Italy.

**   Deferred translation adjustments are included in Accumulated other comprehensive income (loss).

31.          FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

In conducting its business, the Company uses various derivative and non-derivative instruments, including forward contracts, swaps and options, to manage the risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices.  Generally, such instruments are used for risk management purposes only.  The Company is the counterparty to a number of such contracts with the businesses spun-off to Novelis.  In 2004, these contracts represented intercompany balances and transactions and were eliminated in the consolidated financial statements.  Subsequent to the spin-off of Novelis, these contracts represent third-party balances and transactions and they have been included in the relevant disclosure below.  Also, the Company's interest rate swaps and electricity derivatives outstanding as at December 31, 2004 were transferred to Novelis at the time of the spin-off.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

31.          FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

Derivatives - Currency

OUTSTANDING AT DECEMBER 31		2005	2004	2003
FINANCIAL INSTRUMENT	HEDGE	FAIR VALUE	FAIR VALUE	FAIR VALUE
Forward exchange contracts	Future firm net operating cash flows	10	(62)	33

Forward exchange contracts	To swap intercompany foreign currency denominated loans to US$, € and CHF	(6)	(5)	(6)

Forward exchange contracts	To hedge € net investments in foreign operations(1)	-	(167)	(44)

Forward exchange contracts	Anticipated transactions (2)	(2)	5	-

Forward exchange contracts	To swap CAN$ commercial paper borrowings to US$	3	31	13

Currency options	Future firm operating cost commitments(3)	-	-	16

Currency options	Future US$ sales against € and £	-	15	51

Cross currency interest swap and forward exchange contracts	To swap US$ third-party borrowings to KRW	-	(8)	2

Cross currency interest swap	To swap € 21 million medium term notes to £14 million	1	2	1

Embedded derivatives		1	-	3

(1)   An exchange loss of nil was recorded in Other expense (income) - net (2004: nil; 2003: $14) and an exchange gain (loss) of $167 recorded in Deferred translation adjustments (2004: ($123); 2003: ($30)).

(2)   Mainly anticipated transactions denominated in Australian dollars for the expansion of the Gove alumina refinery in Australia and Brazilian real for the expansion of the Alumar project.

(3)   Currency options used to hedge future firm operating cost commitments matured in 2003.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

31.          FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

Derivatives - Interest Rate

The Company sometimes enters into interest rate swaps to manage funding costs as well as the volatility of interest rates.

OUTSTANDING AT DECEMBER 31	2005	2004	2003
	FAIR VALUE	FAIR VALUE	FAIR VALUE
Financial Instrument
Rate swap - floating to fixed
- in LIBOR floating to EURIBOR fixed	1	-	-
Rate swap - fixed to floating
- in € Fixed to EURIBOR	-	-	8
Rate swap - floating to fixed
- in KRW floating to KRW fixed	-	(1)	-
Rate swap - floating to floating capped
- in € floating to € floating capped	-	-	6

Derivatives and Commodity Contracts - Aluminum

Depending on supply and market conditions, as well as for logistical reasons, the Company may sell primary metal to third parties and may purchase primary and secondary aluminum on the open market to meet its fabricated products requirements. In addition, the Company may hedge certain commitments arising from pricing arrangements with some of its customers and the effects of price fluctuations on inventories.  The Company may also hold for trading purposes physical metal purchase and sales contracts with third parties.

Other than forward fixed price sales agreements, the Company is currently not entering into additional forward sales of aluminum.

OUTSTANDING AT DECEMBER 31	2005	2004	2003
Financial Instrument
Forward contracts principally forward sales contracts and physical trading contracts(1)
Maturing principally in years	2006 to 2007	2005 to 2006	2004 to 2005
Fair value	(236)	(104)	(18)
Forward fixed price sales agreements
Maturing principally in years	2006	-	-
Fair value	(80)	-	-
Call options purchased
Maturing principally in years	2006	2005	2004
Fair value	29	36	1
Call options sold
Maturing principally in years	2006	2005	2004
Fair value	(29)	(10)	(21)
Put options purchased
Maturing principally in years	-	-	2004
Fair value	-	-	1
Embedded derivatives
Maturing principally in years	-	2005	2005
Fair value	-	(10)	(49)

(1) There was a loss of $18 due to hedge ineffectiveness in 2005 (2004 and 2003: nil) on forward contracts, for which the Company applies hedge accounting under SFAS No. 133.  As at December 31, 2005, the Company estimates that it will reclassify into earnings in 2006 pre-tax losses of $188 from Accumulated other comprehensive income (loss) regarding forward contracts for which the Company applies hedge accounting under SFAS No. 133 and the remaining balance during the period ending in 2010.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

31.          FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

Derivatives and Commodity Contracts - Other Metals

The Company has entered into derivatives to hedge the effects of price fluctuations on sales, purchases and inventories.

OUTSTANDING AT DECEMBER 31	2005	2004	2003
Financial Instrument
Forward contracts (principally forward sales contracts)
Maturing principally in years	N/A	2005	2004
Fair value	N/A	(2)	(53)

Derivatives - Oil

As a hedge of future oil purchases, the Company has outstanding as at December 31:

	2005	2004	2003
Financial Instrument
Futures, swaps and options
Maturing at various times in years	2006	2005 to 2006	2004 to 2006
Fair value	-	-	2

Derivatives - Natural Gas

As a hedge of future natural gas purchases, the Company has outstanding as at December 31:

	2005	2004	2003
Financial Instrument
Swaps, options and fixed price contracts
Maturing at various times throughout	2006	2005	2004
Fair value	-	(1)	1
Embedded derivatives
Maturing at various times throughout	-	2007	2007
Fair value	-	(4)	(1)

Derivatives - Electricity

As a hedge of future electricity purchases, the Company has outstanding as at December 31:

	2005	2004	2003
Financial Instrument
Fixed price contracts
Maturing at various times in years	2012	2016	2016
Fair value	22	18	1

Counterparty risk

As exchange rates, interest rates, and prices for metal, oil, natural gas and electricity fluctuate, the above contracts, excluding embedded derivatives, will generate gains and losses that will be offset by changes in the value of the underlying items being hedged. The Company may be exposed to losses in the future if the counterparties to the above contracts fail to perform.  To minimize the concentration of credit risk, the Company enters into derivative transactions with a portfolio of financial institutions having a credit rating of "A" or better.  The Company has master netting agreements with the financial institutions that are counterparties to the derivative instruments.  These agreements allow for the net settlement of assets and liabilities arising from different transactions with the same counterparty.  The Company also monitors counterparty exposures and reviews counterparty credit ratings regularly.  Based on these factors, the Company is satisfied that the risk of non-performance is remote.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

31.          FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

Financial Instruments - Fair Value

On December 31, 2005, the fair value of the Company's long-term debt totalling $6,067 (2004: $6,914; 2003: $7,778) was $6,141 (2004: $7,158; 2003: $7,953), based on market prices for the Company's fixed rate securities and the book value of variable rate debt.

At December 31, 2005, the fair value of the Company's preference shares having a book value of $160 (2004 and 2003: $160) was $196 (2004: $185; 2003: $173).

The fair values of all other financial assets and liabilities are approximately equal to their carrying values.

32.          SUPPLEMENTARY INFORMATION

	2005	2004	2003
Income statement
Interest on long-term debt	339	316	187
Capitalized interest	(29)	(11)	(5)
Balance sheet
Payables and accrued liabilities include the following:
Trade payables	1,855	2,816	2,319
Other accrued liabilities	1,520	1,805	1,413
Derivatives	508	263	118
Income and other taxes	116	343	377
Accrued employment costs	609	616	631

At December 31, 2005, the weighted average interest rate on short-term borrowings for continuing operations was 4.9% (2004: 2.6%; 2003: 2.5%).
Statement of cash flows
Interest paid
─ continuing operations	376	413	218
─ discontinued operations	7	3	1
Income taxes paid
─ continuing operations	74	546	230
─ discontinued operations	-	6	2

33.      POST-RETIREMENT BENEFITS

Alcan and its subsidiaries have established pension plans in the principal countries where they operate. The pension obligation relates to funded defined benefit pension plans mostly in Canada, Switzerland, the U.K. and the U.S. (Funded Pension Plans) and to unfunded defined benefit pension plans mostly in France and Germany as well as lump sum indemnities payable to employees of French companies upon retirement (Unfunded Pension Plans). Pension benefits are generally based on the employee's service and highest average eligible compensation before retirement, and are periodically adjusted for cost of living increases, either by Company practice, collective agreement or statutory requirement.

The Company and some of its subsidiaries also provide health care and life insurance benefits to retired employees in Canada and the U.S., mostly unfunded.

Funded Pension Plans are administered by a Board of Trustees composed of plan members designated by the Company and employees.  Each Board adopts its own investment policy which generally favors diversification and active management of plan assets through selection of specialized managers. Investments are generally limited to publicly traded stocks and high rated debt securities, excluding securities in Alcan, and include only small amounts in other categories, except for the Swiss plan, whose target allocation is evenly distributed between equity, bonds and real estate. Depending on the age distribution of the membership, target allocation, other than for the Swiss plan, varies as indicated below.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

33.          POST-RETIREMENT BENEFITS (cont'd)

The allocation at December 31, 2005, includes all major plans.

CATEGORY OF ASSET	TARGET ALLOCATION	ALLOCATION IN AGGREGATE AT DECEMBER 31
		2005	2004	2003
Equity	40% to 65%	55%	54%	52%
Debt securities	30% to 55%	34%	35%	37%
Real estate		5%	6%	6%

The following table presents the funded status and the amounts recognized in the consolidated balance sheet:

	PENSION BENEFITS			OTHER BENEFITS
	2005	2004	2003	2005	2004	2003
Change in benefit obligation
Benefit obligation at January 1	11,384	9,829	7,134	1,050	942	233
Service cost	173	181	137	14	13	6
Interest cost	544	549	442	53	56	16
Members' contributions	48	44	39	-	-	-
Benefits paid	(550)	(553)	(391)	(60)	(65)	(16)
Amendments	65	8	4	33	(3)	-
Acquisition of Pechiney	-	(17)	1,037	-	35	661
Other acquisitions	10	118	174	-	29	2
Spin-off of Novelis	(550)	-	-	(115)	-	-
Curtailments/divestitures	(12)	(38)	1	5	-	-
Actuarial losses	903	823	822	96	42	39
Currency (gains) losses	(626)	440	430	-	1	1
Benefit obligation measured at December 31	11,389	11,384	9,829	1,076	1,050	942
Benefit obligation of funded pension plans	10,331	10,117	8,729	N/A	N/A	N/A
Benefit obligation of unfunded pension plans	1,058	1,267	1,100	N/A	N/A	N/A
Benefit obligation measured at December 31	11,389	11,384	9,829	1,076	1,050	942
Change in market value of plan assets
Assets at January 1	8,468	7,537	5,760	2	2	3
Actual return on assets	1,192	848	1,298	-	-	-
Members' contributions	48	44	39	-	-	-
Benefits paid from funded plans	(480)	(459)	(360)	(2)	(2)	(1)
Company contributions	212	188	124	2	2	-
Acquisition of Pechiney	-	(15)	260	-	-	-
Other acquisitions	4	83	92	-	-	-
Spin-off of Novelis	(290)	-	-	-	-	-
Curtailments/divestitures	(9)	(39)	-	-	-	-
Currency gains (losses)	(419)	281	324	-	-	-
Assets at December 31	8,726	8,468	7,537	2	2	2
Assets less than benefit obligation of funded
pension plans	(1,605)	(1,649)	(1,192)	N/A	N/A	N/A
Benefit obligation of unfunded pension plans	(1,058)	(1,267)	(1,100)	N/A	N/A	N/A

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

33.          POST-RETIREMENT BENEFITS (cont'd)

	PENSION BENEFITS			OTHER BENEFITS
	2005	2004	2003	2005	2004	2003
Assets less than total benefit obligation	(2,663)	(2,916)	(2,292)	(1,074)	(1,048)	(940)
Unamortized
─ actuarial losses	1,095	1,124	594	144	82	30
─ prior service cost	547	560	624	31	(2)	1
Minimum pension liability	(979)	(1,036)	(722)	-	-	-
Intangible assets	329	253	223	-	-	-
Net liability in balance sheet	(1,671)	(2,015)	(1,573)	(899)	(968)	(909)
Net liability in balance sheet for funded pension
plans	(680)	(853)	(533)	N/A	N/A	N/A
Net liability in balance sheet for unfunded pension
plans	(991)	(1,162)	(1,040)	N/A	N/A	N/A
Net liability in balance sheet	(1,671)	(2,015)	(1,573)	(899)	(968)	(909)
Deferred charges and other assets	176	197	210	-	-	-
Intangible assets	329	253	223	-	-	-
Payables and accrued liabilities	(29)	44	5	(9)	(12)	-
Post-retirement benefits	(2,147)	(2,509)	(2,011)	(890)	(956)	(909)
Net liability in balance sheet	(1,671)	(2,015)	(1,573)	(899)	(968)	(909)

For certain plans, the projected benefit obligation (PBO) exceeds the market value of the assets. For these plans, including unfunded pensions and lump sum indemnities, the PBO is $11,125 (2004: $10,292; 2003: $6,926), the accumulated benefit obligation (ABO) is $10,426 (2004: $9,623; 2003: $6,510) while the market value of the assets is $8,426 (2004: $7,341; 2003: $4,544).

The total ABO is $10,673 (2004: $10,594; 2003: $9,155). For certain plans, the ABO exceeds the market value of the assets.  For these plans, including unfunded pensions and lump sum indemnities, the PBO is $9,053 (2004: $6,697; 2003: $5,791), the ABO is $8,531 (2004: $6,318; 2003: $5,483) while the market value of the assets is $6,400 (2004: $3,845; 2003: $3,493).

Alcan's pension funding policy is to contribute the amount required to provide for contractual benefits attributed to service to date and to amortize unfunded actuarial liabilities for the most part over periods of 15 years or less. The Company expects to contribute $246 in aggregate to its Funded Pension Plans in 2006. Benefits from Unfunded Pension Plans and health care and life insurance benefits are paid from operating cash flows.

Information about the expected benefit payments are as follows:

	Funded Pension Plans	Unfunded Pension Plans	Other Benefits
2006	486	65	67
2007	499	60	72
2008	513	60	77
2009	527	62	81
2010	543	60	85
2011-2015	2,981	342	464

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

33.          POST-RETIREMENT BENEFITS (cont'd)

	PENSION BENEFITS			OTHER BENEFITS
	2005	2004	2003	2005	2004	2003

Components of net periodic benefit cost
Service cost	173	181	137	14	13	6
Interest cost	544	549	442	53	56	16
Expected return on assets	(548)	(520)	(434)	-	-	-
Amortization
─ actuarial (gains) losses	88	66	81	5	(1)	-
─ prior service cost	63	72	69	-	-	-
Curtailment/settlement (gains) losses	10	(13)	8	9	-	-
Net periodic benefit cost	330	335	303	81	68	22
Weighted average assumptions used to determine benefit obligations at December 31
Discount rate	4.9%	5.3%	5.6%	5.6%	5.8%	6.2%
Average compensation growth	3.4%	3.4%	3.3%	3.7%	3.7%	3.7%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	5.3%	5.6%	5.8%	5.8%	6.2%	6.5%
Average compensation growth	3.4%	3.3%	3.3%	3.7%	3.7%	3.9%
Expected return on plan assets	7.0%	7.0%	7.1%	8.3%	8.5%	8.5%

In estimating the expected return on assets of a pension plan, consideration is given primarily to its target allocation, the current yield on long-term bonds in the country where the plan is established, and the historical risk premium in each relevant country of equity or real estate over long-term bond yields. The approach is consistent with the principle that assets with higher risk provide a greater return over the long term.

The assumed health care cost trend used for measurement purposes is 10.7% for 2006, decreasing gradually to 4.5% in 2012 and remaining at that level thereafter. A one percentage point change in assumed health care cost trend rates would have the following effects:

	OTHER BENEFITS
	1% INCREASE	1% DECREASE
Sensitivity Analysis
Effect on service and interest costs	6	(6)
Effect on benefit obligation	76	(70)

The Company also sponsors savings plans in Canada and the U.S. as well as defined contribution pension plans in various countries. The cost of the Company contribution was $30 in 2005 (2004: $26; 2003: $21).

In 2005, pursuant to the notice provisions provided for in the Separation Agreement, Novelis Inc. gave notice to Alcan of its election to transfer to Novelis pension plans, the assets and liabilities pertaining to the benefits accrued for employees transferred to Novelis, as follows:

a)    In the U.S., Novelis employees previously participating in the Alcan plan continued to do so in 2005.  A share of pension assets and liabilities for past service for all active employees on December 31, 2005, will be transferred to the Novelis pension plan in 2006.  The projected benefit obligation (at 5.75%) and the market value of plan assets to be transferred are estimated at $236 and $182, respectively.

b)    In the U.K., Novelis employees previously participating in the Alcan plan continued to do so in 2005.  They will be offered in 2006 the option to transfer their accrued benefits as at December 31, 2005 to the Novelis plan, and a related share of pension assets and liabilities will be transferred to the Novelis pension plan.

c)    In Canada, Novelis employees will be offered in 2006 the option to transfer their accrued benefits as of December 31, 2004 to the Novelis plan, and a related share of pension assets and liabilities will be transferred to the Novelis pension plan.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

33.          POST-RETIREMENT BENEFITS (cont'd)

The transfer of accrued benefits and pension assets between plans is subject to the terms of the Separation Agreement and to approval by pension authorities.

In Switzerland, employees who transferred from Alcan to Novelis continue to participate in the Alcan retirement schemes in 2005 and 2006, and the contribution required to fund their additional service is being paid by Novelis.

34.      INFORMATION BY GEOGRAPHIC AREAS

	LOCATION	2005	2004	2003

Sales and operating revenues - third	Canada	1,438	1,117	821
parties (by destination)	United States	5,944	7,620	4,535
	Brazil	221	527	414
	France	2,244	2,260	569
	United Kingdom	1,641	2,099	1,049
	Germany	1,989	2,267	1,591
	Switzerland	300	235	212
	Other Europe	3,333	4,453	2,377
	Australia	420	429	106
	Asia and Other Pacific	1,926	3,051	1,788
	All Other	864	890	388
	Total	20,320	24,948	13,850

Sales and operating revenues -	Canada	1,600	3,394	2,577
intercompany (by origin)	United States	181	945	581
	Brazil	7	76	57
	France	870	2,504	18
	United Kingdom	67	578	445
	Germany	274	546	326
	Switzerland	1,289	1,250	772
	Other Europe	1,044	1,045	529
	Australia	508	926	279
	Asia and Other Pacific	24	56	19
	All Other	227	415	37
	Sub-total	6,091	11,735	5,640
	Consolidation eliminations	(6,091)	(11,735)	(5,640)
	Total	-	-	-

Sales to subsidiary companies are made at fair market prices recognizing volume, continuity of supply and other factors.

	LOCATION	2005	2004	2003

Sales and operating revenues - third	Canada	3,007	1,504	1,390
parties (by origin)	United States	4,748	7,648	4,345
	Brazil	176	587	440
	France	3,993	4,468	418
	United Kingdom	1,152	1,025	814
	Germany	1,620	3,203	2,395
	Switzerland	2,176	1,831	1,440
	Other Europe	1,544	1,914	1,068
	Australia	731	384	188
	Asia and Other Pacific	687	1,925	1,245
	All Other	486	459	107
	Total	20,320	24,948	13,850

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

34.        INFORMATION BY GEOGRAPHIC AREAS (cont'd)

	LOCATION	2005	2004	2003

Income from continuing	Canada	(197)	(43)	(81)
operations	United States	53	129	66
	Brazil	6	62	13
	France	(39)	(209)	(34)
	United Kingdom	(13)	(33)	8
	Germany	(5)	21	4
	Switzerland	(3)	67	20
	Other Europe	91	59	66
	Australia	229	227	147
	Asia and Other Pacific	(14)	1	22
	All Other	41	21	30
	Consolidation eliminations	6	(59)	1
	Total	155	243	262

In 2005, income from continuing operations included after-tax charges relating to Other Specified Items* of $76 in Canada, $98 for the United States, $9 for Brazil, $310 for France, $18 for the United Kingdom, $49 for Germany, $25 for Switzerland, $46 for Other Europe, $9 for Australia, $21 for Asia and Other Pacific, and $9 for All Other.

In 2004, Income from continuing operations included after-tax charges (income) relating to Other Specified Items of $39 for Canada, $92 for the United States, ($15) for Brazil, $228 for France, $18 for the United Kingdom, $6 for Germany, $8 for Switzerland, $37 for Other Europe, ($23) for Australia and $14 for All Other.

In 2003, Income from continuing operations included after-tax charges (income) relating to Other Specified Items of ($60) for Canada, $31 for the United States, $16 for Brazil, $39 for France, ($3) for the United Kingdom, $10 for Germany, $16 for Switzerland, ($4) for Other Europe, ($74) for Australia and ($14) for Asia and Other Pacific.

*   Other Specified Items included in Income (Loss) from continuing operations is comprised of restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in the Company's view, do not typify normal operating activities.  In 2004, Other Specified Items also included purchase accounting adjustments related to inventories and, in 2003, Pechiney financing-related gains and purchase accounting adjustments related to in-process research and development.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

34.        INFORMATION BY GEOGRAPHIC AREAS (cont'd)

	LOCATION	2005	2004	2003

Property, plant and equipment,	Canada	4,691	4,735	4,605
Intangible assets and Goodwill at	United States	2,198	2,796	3,152
December 31 **	Brazil	101	648	695
	France	2,240	3,047	3,566
	United Kingdom	593	983	1,002
	Germany	782	1,229	1,170
	Switzerland	744	839	637
	Other Europe	1,630	2,205	2,118
	Australia	3,263	2,402	1,901
	Asia and Other Pacific	208	865	812
	All Other	309	271	348
	Total	16,759	20,020	20,006

Cash paid for capital expenditures	Canada	237	377	286
and business acquisitions	United States	154	230	928
	Brazil	11	36	68
	France	215	355	1,610
	United Kingdom	35	65	134
	Germany	88	106	178
	Switzerland	40	51	30
	Other Europe	114	163	650
	Australia	972	210	414
	Asia and Other Pacific	54	112	181
	All Other	27	50	178
	Total	1,947	1,755	4,657

Average number of employees	Canada	11	11	11
excluding Pechiney in 2003	United States	8	14	8
(in thousands - unaudited)	Brazil	1	4	3
	France	15	17	2
	United Kingdom	3	4	4
	Germany	5	8	7
	Switzerland	3	3	3
	Other Europe	6	9	5
	Australia	2	2	1
	Asia and Other Pacific	5	7	2
	All Other	4	3	1
	Total	63	82	47

**          In 2005, Property, plant and equipment, Intangible assets, and Goodwill reflect goodwill impairment charges of $4 in Canada, $39 in the United States, $29 in France, $1 in the United Kingdom, $15 in Germany, $16 in Other Europe, $6 in Asia and Other Pacific, and $12 in All Other.

In 2004, Property, plant and equipment, Intangible assets, and Goodwill reflect goodwill impairment charges of $36 in the United States, $116 in France, and $2 in the United Kingdom.

             In 2003, Property, plant and equipment, Intangible assets, and Goodwill reflect goodwill impairment charges of $6 in France, $5 in Germany, $5 in Switzerland and $12 in Other Europe.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

35.        INFORMATION BY OPERATING SEGMENTS

The following presents selected information by operating segment, viewed on a stand-alone basis.  Subsequent to the spin-off of substantially all of its rolled products businesses, the operating management structure comprises four operating segments.  The four operating segments are Bauxite and Alumina; Primary Metal; Engineered Products and Packaging.  The rolled products facilities retained by Alcan are Neuf-Brisach and Issoire, in France, Sierre in Switzerland, and Ravenswood in the U.S., which are part of Engineered Products, and Singen in Germany, which is a shared facility between Engineered Products and Packaging.  The Company's measure of the profitability of its operating segments is referred to as business group profit (BGP).  BGP comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges, and pension actuarial gains, losses and other adjustments, that are not under the control of the business groups or are not considered in the measurement of their profitability.  These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.  The change in fair value of derivatives is removed from individual BGP and is shown on a separate line in the reconciliation to income from continuing operations.  This presentation provides a more accurate portrayal of underlying business group results and is in line with the Company's portfolio approach to risk management.  Transactions between operating segments are conducted on an arm's-length basis and reflect market prices.  Thus, earnings from the Bauxite and Alumina as well as from the Primary Metal groups represent mainly profit on alumina or metal produced by the Company, whether sold to third parties or used in the Company's fabricating and packaging operations. Earnings from the Engineered Products and Packaging groups represent only the fabricating profit on their respective products.

The accounting principles used to prepare the information by operating segment are the same as those used to prepare the consolidated financial statements of the Company, except for the following two items:

(1)          The operating segments include the Company's proportionate share of joint ventures (including joint ventures accounted for using the equity method) and certain other equity-accounted investments as they are managed within each operating segment, with the adjustments for these investments shown on a separate line in the reconciliation to Income from continuing operations; and

(2)          Pension costs for the operating segments are based on the normal current service cost with all actuarial gains, losses and other adjustments being included in Intersegment and other.

The operating segments are described below.

Bauxite and Alumina

Headquartered in Montreal, Canada, this group comprises Alcan's worldwide activities related to bauxite mining and refining into smelter-grade and specialty aluminas, owning and/or operating six bauxite mines and deposits in five countries, five smelter-grade alumina plants in four countries and six specialty alumina plants in three countries.  This group also comprises the sales of technology and technical assistance and a bauxite and alumina trading business.

Primary Metal

Also headquartered in Montreal, this group comprises smelting operations, power generation, production of primary value-added ingot, manufacturing of smelter anodes and cathodes, as well as aluminum fluoride, smelter technology and equipment sales, engineering services and trading operations for aluminum, operating or having interests in 22 smelters in 11 countries.  The Company has relocated the operational headquarters of its European primary aluminum business to Voreppe, France.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

35.          INFORMATION BY OPERATING SEGMENTS (cont'd)

Engineered Products

Headquartered in Paris, France, this group produces extruded, rolled and cast aluminum products, engineered shaped products and structures, including cable, wire and rod, as well as composite materials such as aluminum-plastic, fibre reinforced plastic and foam-plastic in 52 plants located in 11 countries.    One of these facilities is excluded from the operating segment information as it has been reclassified to discontinued operations and assets held for sale.  Also included in Engineered Products are 33 service centres in 11 countries offering technical assistance, cutting, shaping, machining and assembling for smaller customers, and 33 offices in 29 countries that sell and source specialty products and materials for industrial applications in 65 countries.

Packaging

Also headquartered in Paris, this group consists of the Company's worldwide food, pharmaceutical and medical, beauty and personal care and tobacco packaging businesses, operating 150 plants in 30 countries. This group produces packaging from a number of different materials, including plastic, aluminum, paper, paper board, glass and steel.

Intersegment and other

This classification includes the deferral or realization of profits on intersegment sales of aluminum and alumina, corporate office costs as well as other non-operating items.

SALES AND OPERATING REVENUES	INTERSEGMENT			THIRD PARTIES
	2005	2004	2003	2005	2004	2003
Bauxite and Alumina	1,515	1,575	853	1,478	1,487	528
Primary Metal	1,898	3,741	2,217	6,877	4,586	2,596
Engineered Products	202	725	156	6,015	5,525	2,140
Packaging	5	69	59	6,004	6,024	2,787
Entities transferred to Novelis	-	535	340	-	7,321	5,745
Adjustments for equity-accounted joint ventures and certain investments	-	-	-	(101)	(40)	18
Other	(3,620)	(6,645)	(3,625)	47	45	36
	-	-	-	20,320	24,948	13,850

Business Group Profit (BGP)	2005	2004	2003
Bauxite and Alumina	435	460	187
Primary Metal	1,751	1,462	780
Engineered Products	403	379	190
Packaging	595	656	352
Entities transferred to Novelis	-	654	521
Adjustments for equity-accounted joint ventures and certain investments	(270)	(242)	(147)
Adjustments for mark-to-market of derivatives	(41)	(29)	107
Depreciation and amortization	(1,080)	(1,337)	(862)
Goodwill impairment	(122)	(154)	(28)
Intersegment, corporate offices and other	(998)	(924)	(390)
Equity income	88	54	38
Interest	(350)	(346)	(212)
Income taxes	(257)	(375)	(258)
Minority interests	1	(15)	(16)
Income from continuing operations	155	243	262

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

35.        INFORMATION BY OPERATING SEGMENTS (cont'd)

Included in 2005 Intersegment, corporate offices and other are asset impairments of $428, synergy costs of $80, restructuring charges of $128, and a $42 gain on the sale of an investment.

Included in 2004 Intersegment, corporate offices and other are asset impairments of $67, synergy costs of $53, restructuring charges of $18, purchase accounting adjustments related to inventory of $165 and Novelis costs of $40, partially offset by a gain resulting from a dilution in the Company's interest in an anode-producing facility in the Netherlands of $46 and a net gain on sale of fixed assets of $13.

Included in 2003 Intersegment, corporate offices and other are asset impairments of $25, legal and environmental provisions of $36, restructuring charges of $32, purchase accounting adjustments related to in-process research and development of $50, and other of $17, partially offset by a net currency-related gain on the financing of the Pechiney acquisition of $59, 2001 restructuring program recoveries of $38 and net gains of $21 on disposal of businesses.  The 2001 restructuring program recoveries included ($5) for Bauxite and Alumina, ($11) for Primary Metal, ($24) for entities transferred to Novelis, $1 for Engineered Products, ($1) for Packaging and $2 for Intersegment and Other.

TOTAL ASSETS AT DECEMBER 31	2005	2004	2003
Bauxite and Alumina	4,638	3,496	2,368
Primary Metal	10,889	10,342	8,587
Engineered Products	4,106	4,601	3,367
Packaging	6,858	8,255	6,571
Entities transferred to Novelis	-	5,434	5,191
Adjustments for equity-accounted joint ventures and certain investments	(505)	(313)	(339)
Other	518	573	4,767
Assets held for sale:
Bauxite and Alumina	-	63	127
Primary Metal	118	823	1,054
Engineered Products	9	63	149
Packaging	7	4	106
Total assets held for sale	134	953	1,436
	26,638	33,341	31,948

	DEPRECIATION AND AMORTIZATION			CASH PAID FOR CAPITAL EXPENDITURES AND BUSINESS ACQUISITIONS
	2005	2004	2003	2005	2004	2003
Bauxite and Alumina	154	136	91	1,042	201	185
Primary Metal	505	488	312	363	621	1,268
Engineered Products	189	201	104	160	212	543
Packaging	314	342	176	435	434	1,340
Entities transferred to Novelis	-	267	245	-	207	433
Adjustments for equity-accounted joint ventures and certain investments	(101)	(118)	(74)	(83)	(35)	(45)
Other	19	21	8	30	115	933
	1,080	1,337	862	1,947	1,755	4,657

Risk Concentration

The Company's consolidated sales and operating revenues for the year ended December 31, 2005, include $2,062 arising from transactions with Novelis.  These sales and operating revenues represent 10% of the consolidated sales and operating revenues for the year ended December 31, 2005.

The following table includes sales and operating revenues to Novelis by business group:

2005
Bauxite and Alumina	46
Primary Metal	1,918
Engineered Products	79
Packaging	19
Total	2,062

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

36.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

Significant differences between United States and Canadian GAAP are described below.  As mentioned in note 2 - change in Reporting Generally Accepted Accounting Principles, the Company will cease to prepare a reconciliation to Canadian GAAP subsequent to 2005, as permitted by the CSA.

(A) Derivatives

Beginning in 2001, the Company was required to adopt, for U.S. GAAP purposes, SFAS Nos. 133 and 138, Accounting for Derivative Instruments and Hedging Activities. These standards require that all derivatives be recorded in the financial statements at fair value.  Beginning in 2001, unrealized gains and losses resulting from the valuation at fair value of derivatives not meeting strict hedge accounting criteria are recognized in net income as the gains and losses arise and not concurrently with the recognition of the transactions being hedged.  Upon initial adoption of the SFAS Nos. 133 and 138 in 2001, the cumulative effect of the accounting change resulted in a decrease in net income of $12.

Beginning January 1, 2004, with the adoption of Canadian Institute of Chartered Accountants (CICA) guideline AcG-13, Hedging Relationships, unrealized gains and losses resulting from the valuation at fair value of derivatives not meeting strict hedge accounting criteria are recognized in net income as the gains and losses arise and not concurrently with the recognition of the transactions being hedged. Upon initial adoption of AcG-13, the effect of the accounting change resulted in an increase in Deferred charges and other assets of $5 and an increase in Deferred credits and other liabilities of $5. Under Canadian GAAP, the recognition of embedded derivatives is not permitted.

AcG-13 establishes certain criteria regarding when hedge accounting may be applied and this guideline is effective for the Company's fiscal year beginning January 1, 2004.  Each hedging relationship is subject to an effectiveness test on a regular basis for reasonable assurance that it is and will continue to be effective.  Under these rules, any derivative instrument that does not qualify for hedge accounting is reported on a mark-to-market basis in earnings. Under U.S. GAAP, hedge ineffectiveness is recognized in the statement of income in the current period whereas under Canadian GAAP such recognition is elective.  In order to minimize differences with U.S. GAAP, the Company has chosen to record ineffectiveness under Canadian GAAP.  Under U.S. GAAP, the change in fair value of derivatives that are treated as cash flow hedges is recorded on the balance sheet in Other comprehensive income whereas under Canadian GAAP it is recorded in Deferred charges and other assets or Deferred credits and other liabilities.

(B) Currency Translation

The difference between Deferred translation adjustments under U.S. GAAP and Canadian GAAP arises from the different treatment of exchange on long-term debt at January 1, 1983, resulting from the adoption of Canadian accounting standards on foreign currency translation on such date.

(C) Investments

Under U.S. GAAP, certain portfolio investments, which are considered to be "available-for-sale" securities, are measured at market value, with the unrealized gains or losses included in Comprehensive income. Under Canadian GAAP, the concept of comprehensive income is not applicable until January 1, 2007.  These investments are currently measured at cost.

(D) Minimum Pension Liability

Under U.S. GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability.  Any portion of this additional liability that relates to unrecognized past service cost is recognized as an intangible asset while the remainder is charged to Comprehensive income.  Canadian GAAP has no such requirement to record a minimum liability.

(E) Asset Retirement Obligations

Under U.S. GAAP, the Company retroactively adopted on January 1, 2003, SFAS No. 143, Accounting for Asset Retirement Obligations, as described in note 4 - Accounting Changes, and the cumulative effect of the accounting change was charged to income. Under Canadian GAAP, this standard was retroactively adopted on January 1, 2004, however the cumulative effect of the accounting change was recognized as a charge to retained earnings at January 1, 2003.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

36.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

(F) Deferred Translation Adjustments

Under U.S. GAAP, deferred translation adjustments are reported as a component of Comprehensive income. Under Canadian GAAP, the concept of comprehensive income does not exist and deferred translation adjustments are reported as a component of shareholders' equity.

(G) Acquired In-Process Research and Development

Under U.S. GAAP, acquired in-process research and development costs are expensed immediately upon acquisition. Under Canadian GAAP, these costs are recognized as intangible assets upon acquisition if they result from contractual or other legal rights, or the research and development is capable of being separated or divided from the acquired company and sold, transferred, licensed, rented, or exchanged. Under Canadian GAAP, these intangible assets are amortized over their useful lives.

(H) Joint Ventures

Under U.S. GAAP, joint ventures, other than those over which Alcan has an undivided interest in the assets, are accounted for using the equity method while under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method. A joint venture is an entity owned and operated by a small group of businesses (the "joint venturers") as a separate and specific business or project for the mutual benefit of the members of the group. Venturers are bound by a contractual arrangement, which establishes that the venturers have joint control over the joint venture, regardless of the difference that may exist in their ownership interest. The different accounting treatment affects the display and classification of financial statement items and not net income or shareholders' equity.

(I) Comprehensive Income

U.S. GAAP requires the disclosure of Comprehensive income which, for the Company, comprises Net income, the movement in Deferred translation adjustments, movements in unreleased gains and losses on cash flow hedges, unrealized gains or losses for the period less gains or losses realized during the period on "available-for-sale" securities and the movement in the minimum pension liability.  Under Canadian GAAP, the concept of comprehensive income is not applicable until January 1, 2007.

(J) Income Taxes

Under U.S. GAAP, deferred income tax assets and liabilities are revalued for all enacted changes in tax rates. Under Canadian GAAP, deferred income tax assets and liabilities are revalued for all enacted or substantially enacted changes in tax rates.

Recently Adopted Accounting Standards for Canadian GAAP Presentation

Consolidation of Variable Interest Entities

In 2004, the Company early adopted CICA guideline AcG-15, Consolidation of Variable Interest Entities. The guideline provides guidance as to when to apply consolidation principles to certain entities that are subject to control on a basis other than ownership of voting shares and thus determining when an enterprise includes the assets, liabilities and results of activities of such an entity (a variable interest entity) in its consolidated financial statements.  The adoption of this guideline has the same impact as the adoption of FIN 46 under U.S. GAAP.  See note 4 - Accounting Changes - Consolidation of Variable Interest Entities.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

36.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Asset Retirement Obligations

On January 1, 2004, the Company retroactively adopted the new standard of the CICA, Section 3110, Asset Retirement Obligations.  The impact of adopting this standard decreased retained earnings at January 1, 2003 by $39 and increased net income for the year ended December 31, 2003 by $39.

Hedging Relationships

On January 1, 2004, the Company adopted the CICA guideline AcG-13, Hedging Relationships, which establishes certain conditions regarding when hedge accounting may be applied. Each hedging relationship is subject to an effectiveness test on a regular basis for reasonable assurance that it is and will continue to be effective.  The fair value of derivatives is recorded on the balance sheet and any derivative instrument that does not qualify for hedge accounting is reported on a mark-to-market basis in earnings.

Generally Accepted Accounting Principles

On January 1, 2004, the Company adopted the new standard of the CICA, Section 1100, Generally Accepted Accounting Principles.  This standard establishes accounting standards for financial reporting in accordance with Canadian GAAP.  It defines primary sources of Canadian GAAP and requires that the Company apply every relevant primary source.

General Standards of Financial Statement Presentation

On January 1, 2004, the Company adopted the CICA Section 1400, General Standards of Financial Statement Presentation.  This standard clarifies what constitutes fair presentation in accordance with Canadian GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand the Company's financial statements.

Severance and Termination Benefits

On April 1, 2003, the Company adopted the new CICA Emerging Issues Committee abstract No. 134, Accounting for Severance and Termination Benefits.  Under this abstract, contractual termination benefits and severance costs are recognized as an expense when management, having the appropriate level of authority, approves a decision to terminate employees.  Non-contractual termination benefits are recognized as an expense when communicated to employees.  Retention bonuses are recognized as an expense over the required future service period.

Costs Associated with Exit or Disposal Activities

On April 1, 2003, the Company adopted the new CICA Emerging Issues Committee abstract No. 135, Accounting for Costs Associated with Exit or Disposal Activities (including Costs Incurred in a Restructuring).  This abstract requires that a liability associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of the Company's commitment to an exit plan.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

36.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

Year ended December 31	2005				2004				2003
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP
Income Statement
Sales and operating revenues	20,320	(h)	106	20,426	24,948	(h)	16	24,964	13,850	(h)	(18)	13,832
Costs and expenses
Cost of sales and operating	16,135	(a)	12	16,009	20,270	(a)	(16)	20,052	11,171	(a)	(64)	10,947
expenses excluding depreciation		(h)	(138)			(h)	(202)			(h)	(160)
and amortization noted below
Depreciation and amortization	1,080	(g)	3	1,178	1,337	(g)	3	1,459	862	(h)	74	936
		(h)	95			(h)	119
Selling, administrative and
general expenses	1,402	(h)	4	1,406	1,615	(h)	6	1,621	758	(h)	1	759
Research and development
expenses	227	(h)	1	228	239	(h)	2	241	190	(g)	(50)	140
Interest	350	(h)	17	367	346	(h)	11	357	212	(h)	6	218
Goodwill impairment	122		-	122	154		-	154	28		-	28
Restructuring charges - net	685		-	685	87		-	87	26		-	26
Other expenses (income) - net	(4)	(a)	6	(14)	321	(a)	21	330	105	(a)	31	132
		(h)	(16)			(h)	(12)			(b)	1
										(h)	(5)
	19,997		(16)	19,981	24,369		(68)	24,301	13,352		(166)	13,186
Income from continuing
operations before income
taxes and other items	323		122	445	579		84	663	498		148	646
Income taxes	257	(a)	(6)	315	375	(a)	(5)	413	258	(a)	12	319
		(g)	(1)			(g)	(1)			(g)	18
		(h)	65			(h)	44			(h)	31
Income from continuing
operations before other items	66		64	130	204		46	250	240		87	327

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

36.          DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

	2005				2004				2003
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP

Equity income	88	(h)	(78)	10	54	(a)	1	7	38	(h)	(35)	3
						(h)	(48)
Minority interests	1		-	1	(15)	(a)	(1)	(16)	(16)		-	(16)
Income from
continuing operations	155		(14)	141	243		(2)	241	262		52	314
Income (Loss) from
discontinued operations	(26)		-	(26)	15		-	15	(159)		-	(159)
Income before cumulative
effect of accounting changes	129		(14)	115	258		(2)	256	103		52	155
Cumulative effect of accounting
change	-		-	-	-		-	-	(39)	(e)	39	-
Net income (Loss)	129		(14)	115	258		(2)	256	64		91	155
Dividends on preference shares	7		-	7	6		-	6	7		-	7
Net income (Loss) attributable
to common shareholders	122		(14)	108	252		(2)	250	57		91	148

a)       Derivatives

b)       Currency translation

c)       Investments

d)       Minimum pension liability

e)       Asset retirement obligations

f)        Deferred translation adjustments

g)       Acquired in-process research and development

h)       Joint ventures

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

36.      DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Earnings Per Share ─ Canadian GAAP

	2005	2004	2003

Earnings (Loss) per share
Basic and Diluted:
Income from continuing operations	0.36	0.63	0.95
Income (Loss) from discontinued operations	(0.07)	0.05	(0.49)
Net income per common share - basic and diluted	0.29	0.68	0.46

Consolidated Statement of Retained Earnings ─ Canadian GAAP

	2005	2004	2003

Retained earnings - beginning of year

	3,379	3,350	3,395
Net income	115	256	155
Spin-off of Novelis	(207)	-	-

Dividends
Common	(222)	(221)	(193)
Preference	(7)	(6)	(7)
Retained earnings - end of year	3,058	3,379	3,350

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

36.           DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

December 31	2005				2004				2003
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP
Balance Sheet
Current assets
Cash and time deposits	181	(h)	67	248	184	(h)	53	237	686	(h)	26	712
Trade receivables	2,308	(h)	44	2,352	3,247	(h)	(133)	3,114	2,948	(h)	(31)	2,917
Other receivables	946	(a)	18	1,025	936	(a)	103	1,113	686	(a)	(49)	690
		(h)	61			(h)	74			(h)	53
Deferred income taxes	150	(a)	(65)	85	214	(a)	(34)	180	49		-	49
Inventories	2,734	(h)	110	2,844	4,040	(h)	153	4,193	3,682	(a)	2	3,802
										(h)	118
Current assets held for sale	119		-	119	791		-	791	1,063		-	1,063
Total current assets	6,438		235	6,673	9,412		216	9,628	9,114		119	9,233
Deferred charges and other	1,052	(a)	20	1,068	1,130	(a)	21	1,172	755	(a)	5	804
assets		(h)	(4)			(h)	21			(h)	44
Investments	1,511	(c)	(4)	153	1,747	(c)	(8)	100	808	(c)	(6)	94
		(h)	(1,354)			(h)	(1,639)			(h)	(708)
Deferred income taxes	863		-	863	870	(h)	3	873	892		-	892
Property, plant and equipment
Cost (excluding Construction
work in progress)	16,990	(h)	1,438	18,428	21,595	(h)	2,343	23,938	21,727	(h)	1,711	23,438
Construction work in progress	1,604	(h)	52	1,656	1,177	(h)	16	1,193	972	(h)	26	998
Accumulated depreciation	(7,561)	(h)	(649)	(8,210)	(9,478)	(h)	(1,180)	(10,658)	(8,539)	(h)	(906)	(9,445)
	11,033		841	11,874	13,294		1,179	14,473	14,160		831	14,991
Intangible assets, net of
accumulated amortization	1,013	(a)	4	812	1,230	(a)	4	1,105	1,160	(d)	(224)	1,000
		(d)	(329)			(d)	(253)			(g)	50
		(g)	43			(g)	46			(h)	14
		(h)	81			(h)	78
Goodwill	4,713	(h)	650	5,363	5,496	(h)	837	6,333	4,686	(h)	174	4,860
Long-term assets held for sale	15		-	15	162		-	162	373		-	373
Total assets	26,638		183	26,821	33,341		505	33,846	31,948		299	32,247

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

36.         DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

December 31	2005				2004				2003
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP
Current liabilities
Payables and accrued liabilities	4,608	(a)	(186)	4,464	5,843	(a)	(11)	5,896	4,858	(a)	(111)	4,880
		(h)	42			(h)	64			(h)	133
Short-term borrowings	348	(h)	(10)	338	2,486		-	2,486	1,764	(h)	41	1,805
Debt maturing within one year	802	(h)	100	902	569	(h)	81	650	341	(h)	16	357
Deferred income taxes	25	(h)	3	28	23	(a)	(2)	27	81		-	81
						(h)	6
Current liabilities of operations
held for sale	62		-	62	335		-	335	547		-	547
Total current liabilities	5,845		(51)	5,794	9,256		138	9,394	7,591		79	7,670
Debt not maturing within one
year	5,265	(h)	129	5,394	6,345	(h)	198	6,543	7,437	(h)	168	7,605
Deferred credits and other	1,608	(a)	(108)	1,516	1,521	(a)	21	1,565	1,391	(a)	17	1,423
liabilities		(h)	16			(h)	23			(h)	15
Post-retirement benefits	3,037	(d)	(981)	2,065	3,465	(d)	(1,036)	2,479	2,920	(d)	(730)	2,239
		(h)	9			(h)	50			(h)	49
Deferred income taxes	1,172	(a)	61	1,656	1,543	(a)	9	2,005	1,696	(a)	27	1,996
		(d)	202			(d)	233			(d)	156
		(g)	14			(g)	16			(g)	18
		(h)	207			(h)	204			(h)	99
Long-term liabilities of
operations held for sale	-		-	-	249		-	249	233		-	233
Minority interests	67	(a)	1	68	236		-	236	403		-	403
Shareholders' equity
Redeemable non-retractable
preference shares	160		-	160	160		-	160	160		-	160
Common shareholders' equity
Common shares	6,181		-	6,181	6,670		-	6,670	6,461		-	6,461
Additional paid-in capital	683		-	683	112		-	112	128		-	128
Retained earnings	3,048	(a)	23	3,058	3,362	(a)	42	3,379	3,331	(a)	42	3,350
		(b)	(42)			(b)	(55)			(b)	(55)
		(g)	29			(g)	30			(g)	32
Common shares held by a
subsidiary	(31)		-	(31)	(35)		-	(35)	(56)		-	(56)
Deferred translation	-	(a)	(29)	277	-	(a)	(29)	1,089	-	(a)	(29)	635
adjustments		(b)	42			(b)	55			(b)	55
		(f)	264			(f)	1,063			(f)	609
Accumulated other	(397)	(a)	215	-	457	(a)	64	-	253	(a)	12	-
comprehensive income		(c)	(4)			(c)	(8)			(c)	(6)
(loss)		(d)	450			(d)	550			(d)	350
		(f)	(264)			(f)	(1,063)			(f)	(609)
	9,484		684	10,168	10,566		649	11,215	10,117		401	10,518
	9,644		684	10,328	10,726		649	11,375	10,277		401	10,678
Total liabilities and share-
holders' equity	26,638		183	26,821	33,341		505	33,846	31,948		299	32,247

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US$, except where indicated)

37.          PRIOR YEAR AMOUNTS

Certain prior year amounts have been reclassified to conform with the 2005 presentation.

Quarterly Financial Data (unaudited)

(In millions of US$, except per share data)	FIRST	SECOND	THIRD	FOURTH	YEAR

2005
Revenues	5,178	5,206	4,887	5,049	20,320
Cost of sales and operating expenses	4,090	4,130	3,921	3,994	16,135
Depreciation and amortization	272	268	266	274	1,080
Income taxes	98	70	101	(12)	257
Other items	510	530	527	1,126	2,693
Income (Loss) from continuing operations(1)	208	208	72	(333)	155
Income (Loss) from discontinued operations	10	(17)	9	(28)	(26)
Net income (Loss)	218	191	81	(361)	129
Dividends on preference shares	2	1	2	2	7
Net income (Loss) attributable to common
shareholders	216	190	79	(363)	122
Net income (Loss) per share common share - basic
and diluted
Income (Loss) from continuing operations	0.56	0.56	0.19	(0.91)	0.40
Income (Loss) from discontinued operations	0.02	(0.04)	0.02	(0.07)	(0.07)
Net income (Loss) per common share - basic
and diluted (2)	0.58	0.52	0.21	(0.98)	0.33
Net income (Loss) under Canadian GAAP(3)	215	188	82	(370)	115
2004
Revenues	6,020	6,208	6,184	6,536	24,948
Cost of sales and operating expenses	4,972	4,918	4,997	5,383	20,270
Depreciation and amortization	336	324	322	355	1,337
Income taxes	41	125	134	75	375
Other items	537	556	560	1,070	2,723
Income (Loss) from continuing operations(1)	134	285	171	(347)	243
Income (Loss) from discontinued operations	(28)	46	(4)	1	15
Net income (Loss)	106	331	167	(346)	258
Dividends on preference shares	2	1	1	2	6
Net income (Loss) attributable to common
shareholders	104	330	166	(348)	252
Net income (Loss) per share common share - basic
Income (Loss) from continuing operations	0.36	0.77	0.46	(0.95)	0.64
Income (Loss) from discontinued operations	(0.07)	0.12	(0.01)	0.01	0.05
Net income (Loss) per common share - basic (2)	0.29	0.89	0.45	(0.94)	0.69
Net Income (Loss) per share common share - diluted
Income (Loss) from continuing operations	0.35	0.77	0.46	(0.95)	0.64
Income (Loss) from discontinued operations	(0.07)	0.12	(0.01)	0.01	0.05
Net income (Loss) per common share -
diluted (2)	0.28	0.89	0.45	(0.94)	0.69
Net income (Loss) under Canadian GAAP(3)	113	336	137	(330)	256

Alcan Inc.

Quarterly Financial Data (unaudited) (cont'd)

(In millions of US$, except per share data)	FIRST	SECOND	THIRD	FOURTH	YEAR
2003
Revenues	3,249	3,505	3,529	3,567	13,850
Cost of sales and operating expenses	2,614	2,838	2,842	2,877	11,171
Depreciation and amortization	208	216	221	217	862
Income taxes	141	144	65	(92)	258
Other items	270	284	293	450	1,297
Income from continuing operations(1)	16	23	108	115	262
Loss from discontinued operations	(4)	(115)	(21)	(19)	(159)
Income (Loss) before cumulative
effect of accounting change	12	(92)	87	96	103
Cumulative effect of accounting change	(39)	-	-	-	(39)
Net income (Loss)	(27)	(92)	87	96	64
Dividends on preference shares	2	1	2	2	7
Net income (Loss) attributable to common
shareholders	(29)	(93)	85	94	57
Net income (Loss) per common share - basic and
diluted
Income from continuing operations	0.04	0.07	0.32	0.36	0.79
Loss from discontinued operations	(0.01)	(0.36)	(0.06)	(0.06)	(0.49)
Cumulative effect of accounting change	(0.12)	-	-	-	(0.12)
Net income (Loss) per common share - basic and
diluted (2)	(0.09)	(0.29)	0.26	0.30	0.18
Net income (Loss) under Canadian GAAP (3)	1	(101)	64	191	155

(1)   The first quarter of 2005 included unfavourable deferred tax adjustments of $27 and expenses of $24 related to the spin-off of Novelis, synergy costs of $7, partially offset by an insurance recovery of $8. The second quarter of 2005 included a charge of $28 mainly related to the restructuring of certain Engineered Products facilities, principally in Europe, synergy costs of $24, asset impairment charges of $16 mainly related to Packaging assets in the U.S. and Bauxite and Alumina assets in Australia, and losses on sales of European packaging operations of $16 partially offset by gains on sales of assets of $8 primarily in the U.K. The third quarter of 2005 included restructuring charges of $9 related to the closure of the Sogerem fluorspar mining operations in France, synergy costs of $15, a loss of $10 on the sale of a packaging facility in the U.K., partially offset by gains of $26 on the sales of certain packaging assets in Europe. The fourth quarter of 2005 included restructuring and asset impairment charges of $115 and $294, respectively, principally for the restructuring of certain packaging business, mainly Global Beauty Packaging and Food Flexible Packaging Europe, the closure of the Steg and Lannemezan smelters in Europe and the rationalization of certain Engineered Products operations, and a goodwill impairment charge of $122.

The first quarter of 2004 included one-time purchase accounting adjustments of $56 related to the Pechiney inventory revaluation, synergy costs of $8, restructuring charges of $5 for various operations in North America, a gain of $5 on the sale of assets in the U.K. and favourable tax adjustments of $3 related to a tax settlement in Germany.  The second quarter of 2004 included a deferred tax charge of $46 related to a tax reorganization, a gain of $42 resulting from a dilution of the Company's interest in an anode-producing joint venture in the Netherlands, synergy costs of $8 related to the Pechiney and FlexPac acquisitions, and a $15 gain related to changes in a pension program in Brazil (Other).  The third quarter of 2004 included a deferred tax recovery of $46 relating to further restructuring of Pechiney legal entities, restructuring charges of  $17 related principally to the closure of a rolled products facility in the U.K. and a $11 charge for a purchase accounting adjustment related to inventory.  The fourth quarter of 2004 included a goodwill impairment charge of $154, an asset impairment charge of $65 related to two rolling mills in Italy, purchase accounting and related adjustments of $55, expenses of $31 related to the spin-off of Novelis, synergy costs of $32, and a gain of $4 resulting from a dilution of the Company's interest in an anode-producing joint venture in the Netherlands.

The first quarter of 2003 included $11 of tax adjustments related to prior years.  The second quarter of 2003 included after-tax gains of $41 on the sale of non-core assets, partially offset by $10 of after-tax charges for plant closures in the U.S.  The third quarter of 2003 included a loss of $13 on the sale of a subsidiary in Thailand, financing related gains of $8 on the acquisition of Pechiney and legal and environmental provisions of $7 for sites in the U.S. and Switzerland.  The fourth quarter of 2003 included one-time favourable tax benefits of $85 arising from changes in Australian tax legislation, currency-related gains of $57 on the financing  of the Pechiney acquisition, gains of $11 on sales of assets in the U.K. and an extrusion business in Malaysia.  Partially offsetting these gains were after-tax charges of $32 for purchase accounting adjustments related to in-process research and development, a goodwill impairment charge of $28 related to Engineered Products, synergy costs of $14, restructuring costs of $11 for a packaging operation in Switzerland, and $10 for environmental provisions in the U.S.

Alcan Inc.

Quarterly Financial Data (unaudited) (cont'd)

(2)   Net income per common share calculations are based on the average number of common shares outstanding in each period. See note 6 - Earnings Per Share - Basic and Diluted.

(3)   See note 36 - Differences between United States and Canadian Generally Accepted Accounting Principles (GAAP) for explanation of differences between U.S. and Canadian GAAP.

Alcan Inc.

Eleven-Year Summary

	2005	2004	2003	2002	2001	2000	1999*	1998*	1997*	1996*	1995*
	U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP
CONSOLIDATED INCOME STATEMENT ITEMS (in millions of US$)
Sales and operating revenues	20,320	24,948	13,850	12,483	12,545	9,237	7,324	7,789	7,777	7,614	9,287
Cost of sales and operating expenses	16,135	20,270	11,171	10,032	10,108	7,342	5,695	6,076	6,005	5,919	7,247
Depreciation and amortization	1,080	1,337	862	772	809	496	477	462	436	431	447
Selling, administrative and general expenses	1,402	1,615	758	580	567	426	388	448	444	422	484
Research and development expenses	227	239	190	115	134	80	67	70	72	71	76
Interest	350	346	212	198	242	67	76	92	101	125	204
Goodwill impairment	122	154	28	-	-	-	-	-	-	-	-
Restructuring charges and Other expenses (income) - net	681	408	131	119	818	32	(40)	(12)	(34)	13	(39)
Income taxes	257	375	258	287	(15)	232	211	210	248	212	326
Equity income (loss)	88	54	38	44	44	35	(1)	(48)	(33)	(10)	(3)
Minority interests	1	(15)	(16)	(3)	14	1	(14)	4	(4)	(1)	4
Income (Loss) from continuing operations before amortization of goodwill and extraordinary item	155	243	262	421	(60)	598	435	399	468	410	543
Amortization of goodwill	-	-	-	-	-	16	-	-	-	-	-
Income (loss) from continuing operations before extraordinary item	155	243	262	421	(60)	582	435	399	468	410	543
Extraordinary gain (loss)	-	-	-	-	-	-	-	-	17	-	(280)
Income (Loss) from continuing operations	155	243	262	421	(60)	582	435	399	485	410	263
Income (Loss) from discontinued operations	(26)	15	(159)	(21)	(6)	-	-	-	-	-	-
Income (Loss) before cumulative effect of accounting change	129	258	103	400	(66)	582	435	399	485	410	263
Cumulative effect of accounting change, net of income tax	-	-	(39)	(748)	(12)	-	-	-	-	-	-
Net Income (Loss)	129	258	64	(348)	(78)	582	435	399	485	410	263
Net income (Loss) attributable to common shareholders	122	252	57	(353)	(86)	572	426	389	475	394	239
CONSOLIDATED BALANCE SHEET ITEMS (in millions of US$)
Operating working capital ***	1,380	2,380	2,458	1,445	1,237	2,354	1,307	1,682	1,483	1,461	1,731
Capital assets and goodwill - net***	16,759	20,020	20,006	12,023	12,054	12,118	6,434	5,897	5,458	5,470	5,672
Total assets	26,638	33,341	31,948	17,761	17,551	17,846	9,839	9,901	9,374	9,228	9,736
Total debt***	6,415	9,400	9,542	3,747	3,990	4,572	1,489	1,789	1,515	1,516	1,985
Deferred income taxes - net***	184	482	836	821	751	1,144	781	747	969	996	979
Minority interests***	67	236	403	150	132	244	207	110	43	73	28
Preference shares	160	160	160	160	160	160	160	160	203	203	353
Common shareholders' equity	9,484	10,566	10,117	8,132	8,410	8,580	5,358	5,359	4,871	4,661	4,482
PER COMMON SHARE (in US$)
Net income (Loss) before amortization of goodwill and extraordinary item	0.33	0.69	0.18	(1.10)	(0.27)	2.37	1.95	1.71	2.02	1.74	2.30
Net income (Loss) before extraordinary item	0.33	0.69	0.18	(1.10)	(0.27)	2.37	1.95	1.71	2.02	1.74	2.30
Net income (Loss)	0.33	0.69	0.18	(1.10)	(0.27)	2.31	1.95	1.71	2.09	1.74	1.06
Dividends paid	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.45
Common shareholders' equity	25.50	28.56	27.70	25.30	26.21	26.99	24.47	23.71	21.43	20.57	19.84
Market price - NYSE close	40.95	49.04	46.95	29.52	35.93	34.19	41.38	27.06	27.63	33.63	31.13

Alcan Inc.

2005	2004	2003	2002	2001	2000	1999*	1998*	1997*	1996*	1995*
U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	U.S. GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP	Canadian GAAP
OPERATING DATA (in thousands of tonnes except for LME price)
Consolidated aluminum shipments****
Ingot products (includes primary and secondary ingot, trading and scrap)	3,070	2,012	1,387	1,429	1,419	974	859	829	858	810	801
Entities transferred to Novelis	-	2,815	2,559	-	-	-	-	-	-	-	-
Rolled products	-	-	-	2,058	1,937	1,855	1,609	1,603	-	-	-
Aluminum used in engineered products and packaging	1,269	1,469	562	546	536	352	302	220	-	-	-
Total fabricated products	1,269	4,284	3,121	2,604	2,473	2,207	1,911	1,823	1,694	1,539	1,733
Conversion of customer-owned metal	-	-	-	391	344	328	315	289	276	258	225
Total aluminum volume	4,339	6,296	4,508	4,424	4,236	3,509	3,085	2,941	2,828	2,607	2,759
Consolidated primary aluminum production	3,420	3,382	2,354	2,238	2,042	1,562	1,518	1,481	1,429	1,407	1,278
Consolidated aluminum purchases	843	2,172	1,843	1,855	1,865	1,679	1,297	1,227	1,254	1,003	1,365
Consolidated aluminum inventories (end of year)	341	831	513	534	528	576	477	469	451	408	449
Primary aluminum capacity
Consolidated subsidiaries and joint ventures	3,483	3,435	4,076	2,365	2,252	1,899	1,583	1,706	1,558	1,561	1,561
Total consolidated subsidiaries and related companies	3,483	3,435	4,076	2,365	2,252	1,899	1,583	1,706	1,695	1,698	1,712
Average three-month LME price (US$ per tonne)	1,900	1,721	1,428	1,365	1,454	1,567	1,388	1,379	1,620	1,536	1,830
OTHER STATISTICS
Cash from operating activities from continuing operations (in millions of US$)	1,628	1,759	1,801	1,519	1,614	1,059	1,182	739	719	981	1,044
Cash from (used for) financing activities from continuing operations (in millions of US$)	(2,647)	(538)	3,453	(673)	(538)	781	(629)	(95)	(46)	(700)	(744)
Cash from (used for) investment activities from continuing operations (in millions of US$)	854	(1,728)	(4,594)	(860)	(1,182)	(2,074)	(838)	(656)	(587)	178	(273)
Cash used for capital expenditures (in millions of US$)	1,835	1,289	838	627	1,017	1,482	1,169	805	641	482	390
Cash used for business acquisitions (in millions of US$)	112	466	3,819	346	404	244	129	72	-	-	51
Debt as a percentage of invested capital (%)	40	46	47	31	31	34	21	24	23	23	29
Average number of employees (in thousands)	67	82	47	47	48	35	38	36	33	34	39
Common shareholders - registered (in thousands at end of year)	17	18	18	18	18	19	20	20	21	22	23
Common shares outstanding (in millions at end of year)	372	370	365	321	321	318	218	226	227	227	226
Registered in Canada (%) **	82	82	82	80	79	76	61	60	61	61	61
Registered in the United States (%)	18	18	18	20	21	24	39	39	39	39	38
Registered in other countries (%)	-	-	-	-	-	-	-	1	-	-	1
Return on average common shareholders' equity (%)	1	2	1	(4)	(1)	8	8	7	10	9	5

*              Amounts during this period were prepared under Canadian GAAP, which may not be comparable to those prepared under U.S. GAAP.

**             Shares held by former algroup and Pechiney shareholders are registered in Canada.

***           Excludes assets and liabilities of operations held for sale.

****          Consolidated aluminum shipments were reclassified for 2004 and 2003 to reflect the spin-off of Novelis.

See note 36 - Differences between United States and Canadian Generally Accepted Accounting Principles (GAAP) for Canadian GAAP information.